Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of

November 10, 2011

among

BITSTREAM INC.,

MONOTYPE IMAGING HOLDINGS INC.,

and

BIRCH ACQUISITION CORPORATION

i

Exhibit A – Form of Voting Agreements

INDEX OF SCHEDULES

1.01	Knowledge of the Company
4.04	Non-contravention
4.05(b)	Capitalization
4.06(a)	Subsidiaries
4.06(c)	Capitalization of Subsidiaries
4.12(a)	Proceedings
4.12(b)	Orders
4.12(c)	Claims
4.14(a)	Material Contracts
4.16(a)	Employee Benefit Plans
4.16(e)	Change in Control Payments; Acceleration of Vesting
4.18	Insurance
4.20(a)	Company Products
4.20(e)	Company Registered IP
4.20(h)	Third-Party Intellectual Property
4.20(i)	Third-Party Software
4.20(l)	Exclusive Rights to Intellectual Property
4.20(m)	Funding, Facilities or Personnel of any Governmental Entity
4.21(b)	Owned and Leased Real Property
6.01	Conduct of the Company
6.01(h)	Employee Agreements
6.06	Employee Benefits Matters
7.01(c)	Foreign Competition Laws

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of November 10, 2011, among Bitstream Inc., a Delaware corporation (the “Company”), Monotype Imaging Holdings Inc., a Delaware corporation (“Parent”), and Birch Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).

WHEREAS, the Boards of Directors of each of the Company, Parent and Merger Subsidiary have approved this Agreement and deem it advisable and in the best interests of their respective stockholders to consummate the merger of Merger Subsidiary with and into the Company (the “Merger”) and the other transactions contemplated hereby, on the terms and conditions set forth herein;

WHEREAS, it is a condition to the Merger that the Company, at or prior to the Effective Time, distribute to its stockholders all of the shares of common stock of Marlborough Software Development Holdings Inc. (the “Spin-Off Subsidiary”), a Delaware corporation and a direct wholly-owned subsidiary of the Company that exclusively owns, controls and operates the Bolt Business and the Pageflex Business (the “Distribution” and together with the related transactions, actions, agreements and undertakings in connection therewith, in each case required pursuant to the Spin-Off Agreements, the “Spin-Off”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Subsidiary’s willingness to enter into this Agreement, certain stockholders of the Company are entering into Voting Agreements in the form attached as Exhibit A hereto (the “Voting Agreements”) pursuant to which those stockholders, among other things, will agree to vote all voting securities in the Company beneficially owned by them in favor of the approval and adoption of this Agreement and the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions.

(a) As used herein, the following terms have the following meanings:

“Acquisition Proposal” means any offer, proposal, inquiry or indication of interest from any Third Party relating to any transaction or series of related transactions involving (i) any acquisition or purchase by any Third Party, directly or indirectly, of 20% or more of any class of outstanding voting or equity securities of the Company or any of the Limited Company Subsidiaries, or any tender offer (including a self-tender) or exchange offer that, if consummated, would result in any Third Party beneficially owning 20% or more of any class of outstanding voting or equity securities of the Company or any of the Limited Company Subsidiaries, (ii) any

merger, amalgamation, consolidation, share exchange, business combination, joint venture or other similar transaction involving the Company or any of the Limited Company Subsidiaries, the business of which constitutes 20% or more of the net revenues, net income or assets of the Company and of any of the Limited Company Subsidiaries, taken as a whole, (iii) any sale, lease, exchange, transfer, license (other than licenses in the ordinary course of business), acquisition or disposition of 20% or more of the assets of the Company and the Limited Company Subsidiaries (measured by the lesser of book or fair market value thereof), taken as a whole, or (iv) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of the Limited Company Subsidiaries, the business of which constitutes 20% or more of the net revenues, net income or assets of the Company and the Limited Company Subsidiaries, taken as a whole (in each case, other than the Merger).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. As used in this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Merger Consideration” shall mean the amount calculated in accordance with the following formula: (i) $50,000,000 plus (ii) the Net Asset Value plus (iii) the aggregate exercise price of all Company Compensatory Awards outstanding (and not exercised) as of immediately prior to the Effective Time. If the Net Asset Value is a negative amount, then the foregoing calculation shall result in a reduction of the $50,000,000 amount.

“Antitrust Laws” means applicable federal, state, local or foreign antitrust, competition, premerger notification or trade regulation laws, regulations or Orders.

“Applicable Law” means, with respect to any Person, any international, national, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Bolt Business” means the mobile web browsing technologies business of the Company and its Subsidiaries.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Closing Date” means the date of Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2010 and the footnotes thereto set forth in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2010.

“Company Balance Sheet Date” means December 31, 2010.

“Company Board” means the Board of Directors of the Company. For purposes of this Agreement, unless otherwise specifically provided for herein, any determination or action by the Company Board shall be a determination or action approved by the greater of (i) a majority of the entire number of directors or (ii) the number of directors required to approve such action at a meeting duly called and held at which all members of the Company Board were present and voting.

“Company IP” means any and all Intellectual Property that has been used, is used or is held for use in the business of the Company or any of its Subsidiaries as previously conducted, currently conducted or as currently proposed to be conducted.

“Company Material Adverse Effect” means (i) a material adverse effect on the business, financial condition or results of operations of the Company and the Limited Company Subsidiaries, taken as a whole, or (ii) an effect that would prevent, materially delay or materially impair the Company’s ability to consummate the Merger, excluding in the case of clauses (i) and (ii) above, any such material adverse effect resulting from or arising out of: (A) general economic or political conditions (including acts of terrorism or war) or conditions in the securities, credit or financial markets in general that do not materially disproportionately affect the Company and the Limited Company Subsidiaries, taken as a whole, as compared to other companies participating in the industries in which the Company and the Limited Company Subsidiaries operate, (B) general conditions in the industries in which the Company and the Limited Company Subsidiaries operate that do not materially disproportionately affect the Company and the Limited Company Subsidiaries, taken as a whole, as compared to other companies participating in the industries in which the Company and the Limited Company Subsidiaries operate, (C) any changes (after the date hereof) in GAAP or Applicable Law, (D) any failure by the Company to meet internal or published projections, forecasts or revenue or earnings predictions for any period (provided that the underlying causes of such failure may be considered in determining whether there is a Company Material Adverse Effect), (E) any change in the market price or trading volume of the Company Common Stock (provided that the underlying causes of such change in market price or trading volume may be considered in determining whether there is a Company Material Adverse Effect), (F) the effects of any public announcement of this Agreement or the Spin-Off Agreements or the pendency of the transactions contemplated hereby or thereby, including the loss of any customer, employee, partner or supplier as a result of such public announcement or pendency, or (G) the taking of any specific action at the written request or with the written consent of Parent or as expressly required by this Agreement.

“Company Net Operating Losses” means the Company’s net operating losses, the use of which is not subject to any limitations under Sections 269, 382, 383, 384 or 1502 of the Code, or any similar provision of state, local or foreign law, determined based on an interim closing of the books as of the end of the day on the Closing Date; for this purpose, any income or gain recognized by the Company or any of its Subsidiaries (whether or not reflected on any Tax Return) in connection with the Spin-Off shall be included in the short period ending at the end of the day on the Closing Date.

“Company Products” means each product (including any software product) or service developed, manufactured, sold, licensed, leased or delivered by the Company or any of its Subsidiaries.

“Company Registered IP” means all of the Registered IP owned by, under obligation of assignment to, or filed in the name of, the Company or any of its Subsidiaries.

“Company Restricted Stock Award” means each award with respect to a share of restricted Company Common Stock outstanding under any Company Stock Plan that is, at the time of determination, subject to forfeiture or repurchase by the Company.

“Company Stock Option” means each option to purchase Company Common Stock outstanding under any Company Stock Plan or otherwise.

“Company Stock Plan” means any stock option, stock incentive or other equity compensation plan or agreement sponsored or maintained by the Company or any Subsidiary or Affiliate of the Company.

“Contract” means any legally binding written or oral contract, agreement, note, bond, indenture, mortgage, guarantee, option, lease (or sublease), license, sales or purchase order, warranty, commitment, or other instrument, obligation, arrangement or understanding of any kind.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) under corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the Company Employee Plans.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Distribution Date” means the date of the Distribution.

“Environmental Law” means any Applicable Law or any agreement with any Governmental Authority or other Person, relating to human health and safety, the environment or any Hazardous Substance.

“Environmental Permits” means, with respect to any Person, all Governmental Authorizations relating to or required by Environmental Law and affecting, or relating in any way to, the business of such Person or any of its Subsidiaries.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Executive Officer” shall have the meaning set forth in Rule 3b-7 of the Exchange Act.

“Fully Diluted Company Shares” means, as of immediately prior to the Effective Time, the sum of (i) all outstanding shares of Company Common Stock plus (ii) all shares of Company Common Stock subject to outstanding Company Compensatory Awards.

“GAAP” means generally accepted accounting principles in the United States, as in effect on the date hereof.

“Governmental Authority” means (i) any government or any state, department, local authority or other political subdivision thereof, or (ii) any governmental or quasi-governmental body, agency, authority (including any central bank, Taxing Authority or transgovernmental or supranational entity or authority), minister or instrumentality (including any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Governmental Authorizations” means, with respect to any Person, all licenses, permits, certificates, waivers, consents, franchises (including similar authorizations or permits), exemptions, variances, expirations and terminations of any waiting period requirements and other authorizations and approvals issued to such Person by or obtained by such Person from any Governmental Authority, or of which such Person has the benefit under any Applicable Law.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material regulated under any Environmental Law.

“Indebtedness” means, collectively, any (i) indebtedness for borrowed money, (ii) indebtedness evidenced by any bond, debenture, note, mortgage, indenture or other debt instrument or debt security, (iii) amounts owing as deferred purchase price for the purchase of any property, or (iv) guarantees with respect to any indebtedness or obligation of a type described in clauses (i) through (iii) above of any other Person.

“Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority to or serving as a basis for priority thereof; (ii) all inventions (whether or not patentable), invention disclosures, improvements, trade secrets, proprietary information, know how, computer software programs (in both source code and object code form), business methods, technical data and customer lists, tangible or intangible proprietary information, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world; (viii) all Web addresses, sites and domain names and internet protocol addresses; and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world.

“International Plan” means any Company Employee Plan that is entered into, maintained, administered or contributed to by the Company or any of its Affiliates, and covers any employee or former employee of the Company or any of its Subsidiaries who is or was employed by the Company or any of its Subsidiaries outside the United States.

“IT Assets” means all hardware, software (in both object and source code form), firmware, networks and connecting media and related technology infrastructure used by the Company or any of its Subsidiaries in support of their respective business operations and not offered for sale to their customers.

“Knowledge of the Company” means knowledge, after reasonable inquiry, of each of the individuals identified in Section 1.01 of the Company Disclosure Schedule.

“Lease” means that certain Office Lease Agreement by and between Normandy Nickerson Road, LLC and the Company, dated June 22, 2009.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, claim, infringement, right of first refusal, preemptive right, community property right or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Limited Company Subsidiaries” means all Subsidiaries of the Company other than the Spin-Off Subsidiary or any wholly-owned Subsidiary of the Spin-Off Subsidiary.

“made available” shall mean that such information or documentation was either (i) provided directly to Parent or Parent’s outside counsel, or (ii) included in the Bitstream Inc. “Project Garamond” data site powered by IntraLinks, Inc. to which Parent and Parent’s counsel were provided access by the Company, in each case, on or before 11:59 pm (Eastern Time) on November 9, 2011.

“Merger Consideration” shall mean the Aggregate Merger Consideration divided by the Fully Diluted Company Shares.

“Nasdaq” means the Nasdaq Capital Market.

“Net Asset Value” means (i) the Company’s total current assets (consisting of all such current assets required to be set forth on a balance sheet prepared in accordance with GAAP but excluding current Tax assets) plus (ii) the value of net property and equipment to the extent not included in (i) above minus (iii) total liabilities (consisting of all such liabilities required to be set forth on a balance sheet prepared in accordance with GAAP, including accrued payroll and withholding Taxes, accrued employer portion of payroll Taxes (including with respect to any payments to be made to employees or consultants of the Company in connection with the Closing), and other Tax liabilities). For purposes of the foregoing calculation, total liabilities shall include, without limitation, all liabilities associated with (i) the treatment of the Lease as contemplated by Section 6.18(a) hereof, (ii) the termination of all Company employees who will not become employees of Parent, the Surviving Corporation or the Subsidiaries of the Surviving Corporation after the Effective Time, (iii) the Merger and all other transactions contemplated hereby and (iv) the Spin-Off, including any Spin-Off Taxes determined at the time the Company’s Merger Consideration Calculations are computed under Section 2.03. Notwithstanding the foregoing, total liabilities shall exclude all liabilities that are assumed exclusively by the Spin-Off Subsidiary in connection with the Spin-Off with no residual liability to the Company but, for the avoidance of doubt, not excluding the Spin-Off Taxes.

“Order” means, with respect to any Person, any order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority or arbitrator that is binding upon or applicable to such Person or its property.

“Other Company Representations” shall mean the representations and warranties of the Company contained in Article 4, other than the Specified Company Representations.

“Pageflex Business” means the personalized marketing communications and variable publishing technology business of the Company and its Subsidiaries.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Liens” means (i) Liens disclosed on the Company Balance Sheet, (ii) Liens for Taxes that are (A) not yet due and payable as of the Closing Date or (B) being contested in good faith (and for which adequate accruals or reserves have been established on the Company Balance Sheet), and (iii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by Law that, in the aggregate, do not materially impair the value or the present or intended use and operation of the assets to which they relate.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Proceeding” means any suit, claim, action, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Registered IP” means all United States, international and foreign: (i) patents and patent applications (including provisional applications and design patents and applications) and all reissues, divisions, divisionals, renewals, extensions, counterparts, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority thereto or serving as a basis for priority thereof; (ii) registered trademarks, service marks, applications to register trademarks, applications to register service marks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; (iv) domain name registrations and Internet number assignments; and (v) any other Company IP that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority.

“Representatives” means, with respect to any Person, the directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives of such Person, acting in such capacity.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Short 2012 Taxable Year” means the short taxable year of the Company commencing on January 1, 2012 and ending at the end of the Closing Date.

“Specified Company Representations” shall mean the representations and warranties of the Company contained in (i) the first three sentences of Section 4.01, and (ii) Sections 4.02, 4.04(i), 4.05, 4.25, 4.26 and 4.27.

“Spin-Off Agreements” means (i) the Distribution Agreement, the Contribution Agreement, the Intellectual Property Assignment and License Agreements, and the Tax Indemnity Agreement, each between the Company and the Spin-Off Subsidiary and dated as of the date hereof, (ii) the Transition Services Agreement, and (iii) the other agreements relating to the Spin-Off, in each case, in the form as provided by the Company to Parent prior to the date hereof.

“Spin-Off Taxes” means any and all Tax liability of the Company arising out of or relating to the Spin-Off determined by taking into account Company Net Operating Losses, business credit carryforwards, foreign tax credits, and deductions for success based fees relating to this Agreement pursuant to Revenue Procedure 2011-79, 2011-18 I.R.B. 746, in each case, to the extent allowable under Applicable Law, and by computing the Tax liability of the Company for the Short 2012 Taxable Year with and without the occurrence of the Spin-Off.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Superior Proposal” means any bona fide, unsolicited, written Acquisition Proposal which did not result from or arise out of a breach of Section 6.03 of this Agreement, made by a Third Party, which, if consummated, would result in such Third Party (or in the case of a direct merger between such Third Party or any Subsidiary of such Third Party and the Company, the stockholders of such Third Party) owning, directly or indirectly, all of the outstanding shares of Company Common Stock, or all or substantially all of the consolidated assets of the Company and its Subsidiaries, and which Acquisition Proposal the Company Board determines in good faith, after considering the advice of its outside legal counsel and a financial advisor of nationally recognized reputation, and after taking into account such factors as the Company Board considers to be appropriate in the exercise of its fiduciary duties (which factors shall include any termination or break-up fees, expense reimbursement provisions and conditions to consummation), and any financial, legal, regulatory, and other aspects of such Acquisition Proposal (including how the Acquisition Proposal values the entire Company, inclusive of the Pageflex Business and the Bolt Business, and the financing terms and the ability of such Third Party to finance such Acquisition Proposal), (i) is more favorable to the Company’s stockholders (other than Parent and its Affiliates) from a financial point of view than as provided hereunder (including any changes to the terms of this Agreement proposed by Parent in response to such Superior Proposal pursuant to and in accordance with Section 6.03 or otherwise), (ii) (x) is not subject to any financing condition or (y) if financing is required, such financing is then fully committed to the Third Party, (iii) is reasonably capable of being completed on the terms proposed without unreasonable delay and (iv) includes termination rights of the Third Party on terms no less favorable to the Company than the terms set forth in this Agreement, all from a Third Party capable of performing such terms.

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than Parent or any of its Affiliates or Representatives.

“Third Party Software” means any software (including object code, binary code, source code, libraries, routines, subroutines or other code, and including commercial, open-source and freeware software) and any documentation or other material related to such software, and any derivative of any of the foregoing, that is (i) not solely owned by the Company and (ii) incorporated in, distributed with, or required, necessary or depended upon for the development, use or commercialization of, any Company Product. Third Party Software includes (A) software that is provided to Company’s end-users in any manner, whether for free or for a fee, whether distributed or hosted, and whether embedded or incorporated in or bundled with any Company Product or on a standalone basis, (B) software that is used for development, maintenance and/or support of any Company Product, including development tools such as compilers, converters, debuggers or parsers, tracking and database tools such as project management software, source code control and bug tracking software, and software used for internal testing purposes, (C) software that is used to generate code or other software that is described in clauses (A) or (B), and (D) software that is used for the Company’s internal business purposes, including accounting software, human resources software, customer relationship management software and similar software.

“Transition Services Agreement” means that certain Transition Services Agreement, dated as of the date hereof, by and between Parent and the Spin-Off Subsidiary.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of Treasury.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acquisition Agreement	6.03(a)
Adverse Recommendation Change	6.03(d)
Agreement	Preamble
Antitrust Counsel Only Material	6.12(d)
Board Recommendation	6.02(b)
Certificate of Merger	2.02(a)
Certificates	2.04(a)
Closing	2.01
Company	Preamble
Company Common Stock	4.05(a)
Company Compensatory Award	2.06(b)
Company Disclosure Schedule	Article 4
Company Employee Plan	4.16(a)
Company’s Merger Consideration Calculations	2.03(e)
Company Parties	9.04(g)
Company Preferred Stock	4.05(a)
Company Return	4.15(m)
Company SEC Documents	4.07(a)
Company Securities	4.05(c)
Company Subsidiary Securities	4.06(c)
Company 401(k) Plan	6.07
Company’s Tax Calculations	6.19(a)
Compensatory Award Amount	2.06(b)
Confidentiality Agreement	6.16
Dissenting Shares	2.05
Distribution	Preamble
Effective Time	2.02(b)
Employee Plan	4.16(a)
End Date	8.01(b)(i)
Exchange Agent	2.04(a)
Filed Company SEC Documents	Article 4
Firm	2.03(f)
Foreign Competition Laws	4.03
Form S-1	4.09
Governmental Antitrust Authority	6.12(b)
Indemnified Parties	6.11(b)
Insurance Policies	4.18
Lease Agreement	4.21(b)

Term	Section
Lease Consent	6.18(a)
Leased Real Property	4.21(b)
Major Customers	4.14(a)(i)
Major Suppliers	4.14(a)(iii)
Material Contract	4.14(b)
Merger	Preamble
Merger Subsidiary	Preamble
Necessary IP	4.20(b)
Notice Period	6.03(d)
Owned Real Property	4.21(b)
Parent	Preamble
Parent Expenses	9.04(f)
Parent’s Objection	2.03(e)
Parent’s Tax Objection	6.19(a)
Payment Fund	2.04(a)
Per Share Spin-Off Subsidiary Common Stock	2.06(a)
Proxy Statement	4.09
Spin-Off	Preamble
Spin-Off Failure Termination Fee	9.04(d)
Spin-Off Option	2.06(a)
Spin-Off Subsidiary	Preamble
Stockholder Approval	4.02(a)
Stockholder Meeting	6.02(a)
Surviving Corporation	2.02(c)
Surviving Corporation Employees	6.06
Tax	4.15(n)
Tax Asset	4.15(p)
Tax Return	4.15(q)
Taxing Authority	4.15(o)
Termination Fee	9.04(b)
Uncertificated Shares	2.04(a)
Voting Agreements	Preamble
WARN Act	4.17(b)

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder. References to “$” and “dollars” are to the currency of the United States. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2

THE MERGER

Section 2.01. The Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., Boston time, as soon as practicable (and, in any event, within three (3) Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto; provided that in no event shall the Closing occur before January 5, 2012. The Closing shall be held at the offices of Goodwin Procter LLP, Exchange Place, Boston, MA 02109, unless another place is agreed to in writing by the parties hereto.

Section 2.02. The Merger.

(a) Upon the terms and subject to the conditions set forth herein, at the Closing, the Company shall file with the Delaware Secretary of State a certificate of merger (the “Certificate of Merger”) in connection with the Merger in such form as is required by, and executed and acknowledged in accordance with, Delaware Law.

(b) The Merger shall become effective on such date and at such time (the “Effective Time”) as the Certificate of Merger has been duly filed with the Delaware Secretary of State (or at such later time as may be agreed by the parties that is specified in the Certificate of Merger).

(c) At the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”). From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

Section 2.03. Conversion of Shares; Calculation of Merger Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(a) except as otherwise provided in Section 2.03(b), Section 2.03(c), Section 2.05 or Section 2.06(a), each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive the Merger Consideration in cash, without interest;

(b) each share of Company Common Stock held by the Company as treasury stock or owned by Parent or Merger Subsidiary immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

(c) each share of Company Common Stock held by any Subsidiary of either the Company or Parent (other than Merger Subsidiary) immediately prior to the Effective Time shall be converted into such number of shares of common stock, par value $0.01 per share, of the Surviving Corporation such that each such Subsidiary owns the same percentage of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time; and

(d) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and, together with the shares described in Section 2.03(c), shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(e) At least twenty (20) Business Days prior to the Closing Date, the Company shall prepare in good faith and deliver to Parent the Company’s calculation of the Merger Consideration as of the last day of the immediately preceding month (the “Company’s Merger Consideration Calculations”). The Company shall permit Parent and its Representatives at all reasonable times and upon reasonable notice to review the Company’s working papers relating to the Company’s Merger Consideration Calculation as well as all of the Company’s accounting books and records relating to such calculation, and the Company shall make reasonably available its Representatives responsible for the preparation of the Company’s Merger Consideration Calculations in order to respond to the reasonable inquiries of Parent. Within ten (10) Business Days after Parent’s receipt of the Company’s Merger Consideration Calculations, Parent may object, in good faith, to the Company’s Merger Consideration Calculations by giving written notice to the Company setting forth the basis for Parent’s dispute regarding some or all of the calculations set forth in the Company’s Merger Consideration Calculations (the “Parent’s Objection”). If Parent does not object to all or any portion of the Company’s Merger Consideration Calculations within such 10-Business Day period, then Parent shall be deemed to have conclusively agreed with and shall be bound by the Company’s Merger Consideration Calculations.

(f) If Parent sends the Parent’s Objection on a timely basis, then Parent and the Company shall confer in good faith in an attempt to resolve the differences. If, after five (5) Business Days, Parent and the Company cannot agree, then the parties shall attempt to agree upon a mutually satisfactory nationally recognized audit firm (the “Firm”) for the determination described below; provided, however, that if the parties cannot agree on a mutually satisfactory nationally recognized auditing firm, then each of Parent and the Company shall select a nationally recognized auditing firm and the two firms so selected shall select the Firm.

(g) The Firm shall review the Company’s Merger Consideration Calculations and the Parent’s Objection (as well as any other information requested by the Firm) and make a final written determination of the Merger Consideration, which determination shall be conclusive and binding on Parent and the Company. Notwithstanding the foregoing, in no event shall the Firm determine that the Merger Consideration is less than the amount set forth in the Parent’s Objection or greater than the Merger Consideration set forth in the Company’s Merger Consideration Calculations. The determination of the Merger Consideration by the Firm shall be made as promptly as possible but not later than ten (10) Business Days after the Firm’s engagement (unless otherwise agreed to in writing by the Firm, Parent and the Company). The Firm shall act as an expert and not an arbiter. The fees and expenses of the Firm will be equitably allocated by the Firm based on the relative accuracy of the parties’ positions relative to the final determination of the Merger Consideration by the Firm.

Section 2.04. Surrender and Payment.

(a) Prior to the Effective Time, Parent shall appoint (and pay the fees and expenses of) a bank or trust company reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of Company Common Stock (the “Certificates”), and (ii) uncertificated shares of Company Common Stock (the “Uncertificated Shares”). At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Exchange Agent cash sufficient to pay the aggregate Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares (the “Payment Fund”). Promptly after the Effective Time, Parent shall cause the Exchange Agent to send to each record holder of shares of Company Common Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in effecting the surrender of such holder’s Certificates or Uncertificated Shares in exchange for the Merger Consideration to be received by such holder pursuant to this Agreement. The Payment Fund, once deposited with the Exchange Agent, shall, pending its disbursement to such holders, be held in trust for the benefit of such holders and shall not be used for any other purposes; provided, however, that Parent may direct the Exchange Agent to invest such cash for the benefit of Parent in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, or (iii) money market funds investing solely in a combination of the foregoing.

(b) Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Uncertificated Share, upon (i) surrender to the Exchange Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of such Certificate or Uncertificated Share.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) All Merger Consideration paid upon the surrender of Certificates or transfer of Uncertificated Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate or Uncertificated Shares and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e) Any portion of the Payment Fund that remains unclaimed by the holders of shares of Company Common Stock six (6) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.04 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.05 in respect of any Dissenting Shares shall be returned to Parent, upon demand.

Section 2.05. Dissenting Shares. Notwithstanding Section 2.03, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock canceled in accordance with Section 2.03(b)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with Section 262 of

Delaware Law (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under Delaware Law with respect to such shares) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled to payment of the appraised value of such shares in accordance with Section 262 of Delaware Law; provided that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal, pursuant to Section 262 of Delaware Law or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of Delaware Law, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.03(a), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Uncertificated Share, as the case may be. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to Delaware Law that relate to such demand, and Parent shall have the opportunity and right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.06. Company Stock Options and Restricted Stock Awards.

(a) In connection with the Spin-Off, but in any event prior to the Effective Time, the Company shall cause the Spin-Off Subsidiary to issue to each holder of an unexercised Company Stock Option (whether or not vested) an option to purchase shares of common stock of the Spin-Off Subsidiary (a “Spin-Off Option”) for each unexercised Company Stock Option held by such holder as of such date. The number of shares of common stock of the Spin-Off Subsidiary underlying a Spin-Off Option shall be identical to the number of shares of Company Common Stock underlying each such unexercised Company Stock Option. The exercise price of a Spin-Off Option shall be determined by multiplying the exercise price of each such unexercised Company Stock Option by a fraction, the numerator of which is the appraised value of the Spin-Off Subsidiary divided by the Fully Diluted Company Shares (the “Per Share Spin-Off Subsidiary Common Stock”) and the denominator of which shall be the sum of the Merger Consideration and the Per Share Spin-Off Subsidiary Common Stock. Simultaneously with the issuance of the Spin-Off Options, the Company shall adjust the exercise price of (but not the number of shares of Company Common Stock underlying) each unexercised Company Stock Option by multiplying the exercise price of such Company Stock Option immediately prior to such adjustment by a fraction, the numerator of which is the Merger Consideration, and the denominator of which is the sum of the Merger Consideration and the Per Share Spin-Off Subsidiary Common Stock. The exercise price of each unexercised Company Stock Option, as so adjusted, shall thereafter be the exercise price of each unexercised Company Stock Option for all purposes of this Agreement. For the avoidance of doubt, the Spin-Off Options shall not be considered Company Compensatory Awards, and no person shall receive or be eligible to receive the Compensatory Award Amount (or any portion thereof) in respect of any Spin-Off Option or any other equity-based award denominated in shares of common stock of the Spin-Off Subsidiary.

(b) At the Effective Time by virtue of the Merger and without any action on the part of the holders thereof, each Company Stock Option, Company Restricted Stock Award, and other equity-based award denominated in shares of Company Common Stock (each such award, a “Company Compensatory Award”) that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall immediately prior to the Effective Time (after giving effect to the adjustments to such Company Compensatory Awards described in Section 2.06(a)) become fully vested in accordance with their terms, be cancelled and extinguished and shall automatically be converted into the right to receive an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock that were issuable upon exercise or settlement of such Company Compensatory Award immediately prior to the Effective Time (after giving effect to any accelerated vesting provisions therein or in the applicable Company Stock Plan) and (y) the Merger Consideration, less any per share exercise price of such Company Compensatory Award, as adjusted pursuant to Section 2.06(a) (the “Compensatory Award Amount”). At the Effective Time, Parent shall pay the aggregate Compensatory Award Amount payable by the Surviving Corporation with respect to all Company Compensatory Awards to the account or accounts designated by the Company by wire transfer of immediately available United States funds. Promptly after the Effective Time (but in no event later than the fifth Business Day thereafter), the Surviving Corporation shall pay the holders of Company Compensatory Awards the cash payments specified in this Section 2.06(b). No interest shall be paid or accrue on such cash payments. To the extent the Surviving Corporation or Parent is required to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Compensatory Awards with respect to the making of such payment under the Code, or any provision of any other tax Law, the amounts so withheld and paid over to the appropriate taxing authority by the Surviving Corporation or Parent shall be treated for all purposes of this Agreement as having been paid to the holder of Company Compensatory Awards in respect of which such deduction and withholding was made by the Surviving Corporation or Parent. The Surviving Corporation and/or the Spin-Off Subsidiary shall use commercially reasonable best efforts to require each holder of a Company Compensatory Award, as a condition to the receipt of the Compensatory Award Amount and, if applicable, the Spin-Off Option, to acknowledge that receipt of the Compensatory Award Amount and, if applicable, the Spin-Off Option received in accordance with Section 2.06(a), is in full satisfaction of such holder’s rights with respect to such Company Compensatory Award.

(c) Subject to Parent’s compliance with the provisions of this Section 2.06, the parties agree that, following the Effective Time, no holder of a Company Compensatory Award or any participant in any Company Stock Plan, or other Company Employee Plan or employee benefit arrangement of the Company or under any employment agreement shall have any right hereunder to acquire any Equity Interest (including any “phantom” stock or stock appreciation rights) in the Company, any of its Subsidiaries or the Surviving Corporation.

(d) As soon as reasonably practicable following the date of this Agreement and in any event prior to the Effective Time, the Company Board (or, if appropriate, any committee of the Company Board administering the Company Stock Plans) shall adopt such resolutions and take such other actions that are necessary to effect the issuance of the Spin-Off Options, adjust the exercise prices of the Company Stock Options, and to cancel, extinguish and convert the Company Compensatory Awards pursuant to this Section 2.06.

Section 2.07. Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend (other than pursuant to the Spin-Off), the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

Section 2.08. Withholding Rights. Each of Parent, Merger Subsidiary, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement, including pursuant to Section 2.04(a) and Section 2.06, such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any applicable Tax law. To the extent that amounts are so deducted and withheld by Parent, Merger Subsidiary, the Surviving Corporation or the Exchange Agent, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which Parent, Merger Subsidiary, the Surviving Corporation or the Exchange Agent, as the case may be, made such deduction and withholding.

Section 2.09. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated under this Article 2.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01. Certificate of Incorporation. The certificate of incorporation of the Company shall be amended at the Effective Time to read in its entirety as the certificate of incorporation of Merger Subsidiary in effect immediately prior to the Effective Time and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.02. Bylaws. The bylaws of the Company shall be amended at the Effective Time to read in their entirety as the bylaws of Merger Subsidiary in effect immediately prior to the Effective Time and, as so amended, shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Merger Subsidiary immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the Disclosure Schedule delivered by the Company to Parent and Merger Subsidiary prior to or simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”), which identifies the items of disclosure by reference to a particular Section or subsection of this Agreement and (ii) as set forth in publicly available Company SEC Documents filed with the SEC prior to the date of this Agreement (other than any disclosure in such Company SEC Documents (A) that is set forth under the captions “Risk Factors,” “Forward-Looking Statements” or “Quantitative and Qualitative Disclosures about Market Risk”, (B) that is otherwise predictive, cautionary or forward-looking in nature or (C) any exhibits or other documents appended or attached thereto) (the “Filed Company SEC Documents”) (it being understood that any matter disclosed in such Filed Company SEC Documents shall be deemed to be disclosed with respect to any section of this Article 4 to which the matter relates only if the nature and content of the applicable disclosure in such Filed Company SEC Documents is such that its relevance to a representation or warranty contained in this Article 4 is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to Parent and Merger Subsidiary as follows:

Section 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of the certificate of incorporation and bylaws of the Company as currently in effect. The Company has heretofore made available to Parent complete and correct copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of the stockholders of the Company, the Company Board and each committee of the Company Board and the Boards of Directors (and each committee thereof) of each of the Company’s Subsidiaries held since January 1, 2009; provided that, with respect to meetings for which draft or final minutes are not yet available, the Company has provided to Parent a materially complete and correct summary thereof; provided, further, however, that the Company shall not be obligated to make available the portion of any minutes of meetings related to (i) other bidders in connection with any potential sale of the Company or any of its material assets or otherwise related to deliberations by the Company Board with respect to the consideration of strategic alternatives or (ii) the Pageflex Business or the Bolt Business.

Section 4.02. Corporate Authorization.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the Stockholder Approval, to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby, except for obtaining the Stockholder Approval, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock voting to approve and adopt this Agreement and the Merger (the “Stockholder Approval”) is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement. This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity.

(b) At a meeting duly called and held, prior to the execution of this Agreement, at which all directors of the Company were present and voting in favor, the Company Board duly adopted resolutions (i) declaring that this Agreement, the Merger and the other transactions contemplated hereby are fair to, advisable and in the best interests of the Company’s stockholders, (ii) approving this Agreement, the Merger and the other transactions contemplated hereby, (iii) taking all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in Section 203 of the Delaware Law will not apply with respect to or as a result of the Merger, this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby, (iv) directing that the adoption of this Agreement, the Merger and the other transactions contemplated hereby be submitted to a vote of the stockholders of the Company at the Stockholder Meeting, and (v) making the Board Recommendation.

(c) The Company has all requisite corporate power and authority to perform its obligations under the Spin-Off Agreements and to consummate the Spin-Off and the other transactions contemplated thereby. Prior to the execution of the Spin-Off Agreements and the consummation by the Company of the Spin-Off and the other transactions contemplated thereby, the Spin-Off will have been duly and validly authorized by all necessary corporate action. True and complete copies of the form of each of the Spin-Off Agreements have been provided to Parent prior to the date of this Agreement.

Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of any Applicable Law regulating antitrust or merger control matters existing in foreign jurisdictions (the “Foreign Competition Laws”) or otherwise, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act, any other applicable U.S. state or federal or foreign securities laws, or Nasdaq, and (iv) any actions or filings the absence of which has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the Spin-Off Agreements and the consummation by the Company of the Merger, the Spin-Off and the other transactions contemplated hereby and thereby do not and will not (with or without notice or lapse of time, or both): (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03 and that the Stockholder Approval is obtained, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or Order, (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of any Material Contract to which the Company or any of the Limited Company Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected or any Governmental Authorization affecting, or relating in any way to, the property, assets or business of the Company or any such Subsidiaries, or (iv) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Company or any of the Limited Company Subsidiaries, with such exceptions, in the case of each of clauses (ii), (iii) and (iv), as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, provided that in determining whether a Company Material Adverse Effect would result, any adverse effect otherwise excluded by clauses (A) through (F) of the definition of Company Material Adverse Effect shall be taken into account.

Section 4.05. Capitalization.

(a) The authorized capital stock of the Company consists of (i) 30,000,000 shares of Class A common stock and 500,000 shares of Class B common stock of the Company, par value $0.01 per share (collectively, the “Company Common Stock”), and (ii) 6,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). The rights and privileges of the Company Common Stock and the Company Preferred Stock are as set forth in the Company’s certificate of incorporation. At the close of business on November 9, 2011, 10,665,025 shares of Company Common Stock were issued and outstanding (of which 169,980 were Company Restricted Stock Awards and all of which were Class A common stock of the Company), zero shares of Company Common Stock were held by the Company as treasury shares, and zero shares of Company Preferred Stock were issued and outstanding; no warrants to purchase shares of Company Common Stock were issued and outstanding; and Company Stock Options to purchase an aggregate of 740,651 shares of Company Common Stock were issued and outstanding (of which Company Stock Options to purchase an aggregate of 618,660 shares of Company Common Stock were exercisable), with a weighted average exercise price of $4.957. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid, nonassessable and free of preemptive rights.

(b) Section 4.05(b) of the Company Disclosure Schedule sets forth, as of the close of business on November 9, 2011, a complete and correct list of (i) all outstanding Company Compensatory Awards, including with respect to each such award, the number of shares subject to such award, the name of the holder, the grant date, as to stock options, the exercise or purchase price per share, the vesting schedule (including the extent to which it will become accelerated as a result of the Merger) and expiration date of each such award, and the form of award agreement pursuant to which such award was granted, and (ii) all outstanding Company Restricted Stock Awards, including with respect to each Company Restricted Stock Award, the name of the holder, the grant date and vesting schedule (including the extent to which it will become accelerated as a result of the Merger), whether an 83(b) election was timely made under the Code with respect to such Company Restricted Stock Award, and the form of Company Restricted Stock Award grant agreement pursuant to which such award was granted. The Company Stock Plans set forth on Section 4.05(b) of the Company Disclosure Schedule are the only plans or programs the Company or any of its Subsidiaries has maintained under which stock options, restricted stock, restricted stock units, stock appreciation rights or other compensatory equity-based awards have been or may be granted.

(c) Except (A) as set forth in this Section 4.05 and for changes since November 9, 2011 resulting from (x) the exercise or vesting of Company Compensatory Awards outstanding on such date and (y) issuances permitted pursuant to Section 6.01 and (B) for shares of the Spin-Off Subsidiary to be distributed in connection with the Spin-Off and in accordance with the Spin-Off Agreements, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) options, warrants or other rights or arrangements to acquire from the Company, or other obligations or commitments of the Company to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in, the Company, or (iv) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, the Company (the items in clauses (i)-(iv) being referred to collectively as the “Company Securities”), (v) voting trusts, proxies or other similar agreements or understandings to which Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of Company or any of its Subsidiaries, in each case, other than the Voting Agreements, (vi) contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of Company or any of its Subsidiaries, or (vii) obligations or commitments of any character of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. All Company Stock Options and Company Restricted Stock Awards may, by their terms, be treated in accordance with Section 2.06. No Subsidiary of the Company owns any Company Securities.

Section 4.06. Subsidiaries.

(a) Section 4.06(a) of the Company Disclosure Schedule sets forth a complete and correct list of each Subsidiary of the Company, its place and form of organization and each jurisdiction in which it is authorized to conduct or actually conducts business.

(b) Each Subsidiary of the Company is a corporation or other business entity duly incorporated or organized (as applicable), validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers required to carry on its business as now conducted. Each such Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Section 4.06(c) of the Company Disclosure Schedule sets forth, for each of the Limited Company Subsidiaries, as applicable: (i) its authorized capital stock, voting securities or ownership interests; (ii) the number and type of any capital stock, voting securities or ownership interests, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor, outstanding; and (iii) the record owner(s) thereof. All of the outstanding capital stock of, or other voting securities or ownership interests in, each such Subsidiary is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests), other than Permitted Liens. There are no outstanding (x) securities of the Company or any of the Limited Company Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any of the Limited Company Subsidiaries, (y) options, warrants or other rights or arrangements to acquire from the Company or any of the Limited Company Subsidiaries, or other obligations or commitments of the Company or any of the Limited Company Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any of the Limited Company Subsidiaries, or (z) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, any of the Limited Company Subsidiaries (the items set forth in Section 4.06(c) of the Company Disclosure Schedule being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. All of the Company Subsidiary Securities are duly authorized, validly issued, fully paid and nonassessable.

(d) Except for the Company Subsidiary Securities, neither the Company nor any of its Subsidiaries directly or indirectly owns any capital stock of, or other equity, ownership, profit, voting or similar interest in, or any interest convertible, exchangeable or exercisable for any equity, ownership, profit, voting or similar interest in, any Person.

Section 4.07. SEC Filings and the Sarbanes-Oxley Act.

(a) The Company has delivered, or otherwise made available through filings with the SEC, to Parent complete and correct copies of (i) the Company’s annual reports on Form 10-K for its fiscal years ended December 31, 2010, 2009 and 2008, (ii) its proxy or information statements relating to meetings of the stockholders of the Company since January 1, 2008, and (iii) all of its other reports, statements, schedules and registration statements filed with the SEC since January 1, 2008 (the documents referred to in this Section 4.07(a) and Section 4.07(e), together with all information incorporated by reference therein in accordance with applicable SEC regulations, are collectively referred to in this Agreement as the “Company SEC Documents”).

(b) Since January 1, 2008, the Company has filed with or furnished to the SEC each report, statement, schedule, form or other document or filing required by Applicable Law to be filed or furnished by the Company at or prior to the time so required. No Subsidiary of the Company is required to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any other material to, the SEC.

(c) As of its filing date, each Company SEC Document complied, and each such Company SEC Document filed subsequent to the date hereof and prior to the consummation of the Merger will comply, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be.

(d) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the Exchange Act did not, and each such Company SEC Document filed subsequent to the date hereof and prior to the consummation of the Merger will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not, and each such Company SEC Document filed subsequent to the date hereof and prior to the consummation of the Merger will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The Company has delivered, or otherwise made available through filings with the SEC, to Parent copies of all comment letters received by the Company from the SEC since January 1, 2008 relating to the Company SEC Documents, together with all written responses of the Company thereto. There are no outstanding or unresolved comments in any such comment letters received by the Company from the SEC. To the Knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review by the SEC.

(f) Each required form, report and document containing financial statements that has been filed with or submitted to the SEC by the Company since January 1, 2008 was accompanied by the certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer, as required, pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification was true and accurate and complied as to form in all material respects with the Sarbanes-Oxley Act. None of the Company, any current executive officer of the Company or, to the Knowledge of the Company, any former executive officer of the Company has received written notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications made with respect to the Company SEC Documents filed prior to the date of this Agreement.

Section 4.08. Financial Statements; Internal Controls.

(a) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents (i) complied as to form, as of their respective filing dates with the SEC, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except, in the case of unaudited statements, for normal year-end audit adjustments and the absence of footnotes), and (iii) fairly presented (except as may be indicated in the notes thereto) in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

(b) The Company’s system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is reasonably sufficient in all material respects to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed in accordance with the authorization of management, and (iii) that any unauthorized use, acquisition or disposition of the Company’s assets that would materially affect the Company’s financial statements would be detected or prevented in a timely manner. There were no significant deficiencies or material weaknesses identified in management’s assessment of internal controls as of and for the year-ended December 31, 2010 (nor has any such deficiency or weakness been identified since such date).

(c) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

(d) Since January 1, 2008, neither the principal executive officer nor the principal financial officer of the Company has become aware of any fact, circumstance or change that is reasonably likely to result in a “significant deficiency” or a “material weakness” in the Company’s internal controls over financial reporting.

(e) The audit committee of the Company Board includes an Audit Committee Financial Expert, as defined by Item 407(d)(5)(ii) of Regulation S-K.

(f) The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or persons performing similar functions. The Company has promptly disclosed any change in or waiver of the Company’s code of ethics with respect to any such persons, as required by Section 406(b) of the Sarbanes-Oxley Act. To the Knowledge of the Company, there have been no violations of provisions of the Company’s code of ethics by any such persons.

Section 4.09. Disclosure Documents. The proxy or information statement of the Company to be filed with the SEC in connection with the Merger and any amendments or supplements thereto (the “Proxy Statement”) will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. The Form S-1 Registration Statement of the Company to be filed with the SEC in connection with the Spin-Off and any amendments or supplements thereto (the “Form S-1”) will, when filed, comply as to form in all material respects with the applicable requirements of the Securities Act. At the time the Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, and at the time such stockholders vote on adoption of this Agreement, the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of effectiveness of the Form S-1, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included in the Proxy Statement or the Form S-1 based upon information furnished to the Company in writing by Parent specifically for use therein.

Section 4.10. Absence of Certain Changes. Since the Company Balance Sheet Date, (i) the business of the Company and each of its Subsidiaries has been conducted in the ordinary course consistent with past practice, except for actions taken pursuant to this Agreement in connection with the consummation of the Merger, (ii) there has not been any fact, event, change, development or set of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (iii) there has not been any action or event, nor any authorization, commitment or agreement by the Company or any of its Subsidiaries with respect to any action or event, that if taken or if it occurred after the date hereof would be prohibited by Section 6.01(b), (c), (d), (f), (g), (i), (k), (l), and (n).

Section 4.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability or obligation, other than:

(a) liabilities or obligations disclosed, provided for or reserved against in the most recent financial statements of the Company included in the most recent Annual Report on Form 10-K filed with the SEC prior to the date of this Agreement or disclosed in the notes thereto;

(b) liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date in amounts consistent with past practice that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(c) liabilities or obligations incurred directly as a result of this Agreement; and

(d) liabilities or obligations that are not, or would not reasonably be expected to be, material to the Company or its Subsidiaries.

Section 4.12. Litigation.

(a) Except as set forth in Section 4.12(a) of the Company Disclosure Schedule, there is no Proceeding pending against or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of their respective businesses or assets or any of the directors or employees of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of its stockholders (in each case insofar as any such matters relate to their activities with the Company or any of its Subsidiaries) that (i) has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (ii) challenges the validity or seeks to prevent, materially impair or materially delay consummation of the Merger or any other transaction contemplated by this Agreement.

(b) Except as set forth in Section 4.12(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any Order that (i) prohibits or restricts the Company or any of its Subsidiaries from engaging in or otherwise conducting its business as presently or proposed to be conducted or (ii) has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Section 4.12(c) of the Company Disclosure Schedule includes a complete and accurate summary of each claim, Proceeding or Order pending or, to the Knowledge of the Company, threatened against the Company that could reasonably be expected to result in a liability to the Company or any of its Subsidiaries in excess of $50,000.

Section 4.13. Compliance with Applicable Law.

(a) The Company and each of its Subsidiaries is and, since January 1, 2009 has been, in compliance in all material respects with all Applicable Laws and Orders and, to the Knowledge of the Company, no condition or state of facts exists that is reasonably likely to give rise to a violation of, or a liability or default under any Applicable Law or Order. Neither the Company nor any of its Subsidiaries has received any written notice since December 31, 2008 (i) of any administrative, civil or criminal investigation or audit by any Governmental Authority relating to the Company or any of its Subsidiaries or (ii) from any Governmental Authority alleging that the Company or any of its Subsidiaries are not in compliance with any Applicable Law or Order in any material respect.

(b) Each of the Company and its Subsidiaries has in effect all material Governmental Authorizations necessary for it to own, lease or otherwise hold and operate its properties and assets and to carry on its businesses and operations as now conducted. There have occurred no material defaults (with or without notice or lapse of time or both) under, material violations of, or events giving rise to any right of termination, material amendment or cancellation of, any such Governmental Authorizations.

Section 4.14. Material Contracts

(a) Section 4.14(a) of the Company Disclosure Schedule contains a complete and correct list of each of the following Contracts to which the Company or any of its Subsidiaries is a party or which bind or affect their respective properties or assets as of the date hereof, other than any such Contract that relates to the Pageflex Business or the Bolt Business and does not relate to any other business of the Company or the Limited Company Subsidiaries:

(i) Contract between the Company or any of the Limited Company Subsidiaries and any of the 20 largest end user licensees or other customers of the Company and the Limited Company Subsidiaries (determined on the basis of aggregate revenues recognized by the Company and its Subsidiaries over the four (4) consecutive fiscal quarter periods ended June 30, 2011) (“Major Customers”);

(ii) except for the Contracts disclosed in clause (i) above, each Contract that involves performance of services or delivery of goods, products or developmental, consulting or other services commitments to the Company or any of the Limited Company Subsidiaries, providing for either (i) recurring annual payments to the Company after the date hereof of $10,000 or more or (ii) aggregate payments or potential aggregate payments to the Company after the date hereof of $25,000 or more;

(iii) Contract between the Company or any of the Limited Company Subsidiaries and any of (A) the 20 largest licensors of Intellectual Property (determined on the basis of aggregate payments recognized by the Company and the Limited Company Subsidiaries over the four (4) consecutive fiscal quarter period ended June 30, 2011), other than non-exclusive licenses for non-customized off-the-shelf software that is generally available on standard terms, (B) the 20 largest suppliers (other than a licensor), including any supplier of manufacturing, outsourcing or development services (determined on the basis of aggregate payments recognized by the Company and the Limited Company Subsidiaries over the four (4) consecutive fiscal quarter period ended June 30, 2011) (“Major Suppliers”), and (C) the 20 largest distributors or resellers (including as an OEM or value-added reseller) of any of the Company Products or services provided by the Company or the Limited Company Subsidiaries (determined on the basis of aggregate sales of Company Products made through such distributors or resellers over the four (4) consecutive fiscal quarter period ended June 30, 2011);

(iv) except for the Contracts disclosed in clause (iii) above, each Contract that involves performance of services or delivery of goods, materials, supplies or equipment or developmental, consulting or other services commitments by the Company or any of the Limited Company Subsidiaries, or the payment therefor by the Company or any of the Limited Company Subsidiaries, providing for either (A) recurring annual payments by the Company or any of the Limited Company Subsidiaries after the date hereof of $10,000 or more or (B) aggregate payments or potential aggregate payments by the Company or any of the Limited Company Subsidiaries after the date hereof of $25,000 or more;

(v) Contract that contains any provisions restricting the Company or any of the Limited Company Subsidiaries or their successors from competing or engaging in any activity or line of business or with any Person or in any area or pursuant to which any benefit or right is required to be given or lost as a result of so competing or engaging, or which would have any such effect after the Closing Date;

(vi) Contract that (A) grants any exclusive rights to any third party, including any exclusive license or supply or distribution agreement or other exclusive rights, (B) grants any rights of first refusal, rights of first negotiation or similar rights with respect to any product, service or Company IP, (C) contains any provision that requires the purchase of all or a specified portion of the Company’s or any of the Limited Company Subsidiaries’ requirements from any third party, or any other similar provision, or (D) grants “most favored nation” or similar rights;

(vii) lease or sublease (whether of real or personal property) to which the Company or any of the Limited Company Subsidiaries is party as either lessor or lessee, providing for either (i) annual payments after the date hereof of $10,000 or more or (ii) aggregate payments after the date hereof of $25,000 or more;

(viii) Contract pursuant to which the Company or any of the Limited Company Subsidiaries has agreed or is required to provide any Third Party with access to source code, or that requires that source code to be put in escrow;

(ix) Contract pursuant to which the Company or any of the Limited Company Subsidiaries has or has been granted any license to Intellectual Property, other than nonexclusive licenses granted in the ordinary course of business of the Company and such Subsidiaries consistent with past practice;

(x) Contract relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement with an aggregate outstanding principal amount not exceeding $10,000 and which may be prepaid on not more than thirty (30) days’ notice without the payment of any penalty;

(xi) Contract pursuant to which the Company or any of the Limited Company Subsidiaries is a party that creates or grants a material Lien (including Liens upon properties acquired under conditional sales, capital leases or other title retention or security devices), other than Permitted Liens;

(xii) Contract under which the Company or any of the Limited Company Subsidiaries has, directly or indirectly, made any loan, capital contribution to, or other investment in, any Person (other than the Company or any of the Limited Company Subsidiaries and other than (i) extensions of credit in the ordinary course of business consistent with past practice, or (ii) investments in marketable securities in the ordinary course of business);

(xiii) Contract under which the Company or any of the Limited Company Subsidiaries has any obligations which have not been satisfied or performed (other than confidentiality obligations) relating to the acquisition or disposition of all or any portion of any business (whether by merger, sale of stock, sale of assets or otherwise) for consideration in excess of $10,000;

(xiv) any Contract (i) (A) between the Company or any of the Limited Company Subsidiaries and any Governmental Authority, or (B) between the Company or any of the Limited Company Subsidiaries, as a subcontractor, and any prime contractor to any Governmental Authority, or (ii) financed by any Governmental Authority and subject to the rules and regulations of any Governmental Authority concerning procurement;

(xv) partnership, joint venture or other similar Contract or arrangement material to the Company and the Limited Company Subsidiaries, taken as a whole;

(xvi) Contract for the development for the benefit of the Company or any of the Limited Company Subsidiaries by any party other than the Company or such Subsidiaries, of Intellectual Property that is material to the Company and such Subsidiaries, taken as a whole;

(xvii) employee collective bargaining agreement or other Contract with any labor union and each employment Contract (other than for employment at-will or similar arrangements) that is not terminable by the Company without notice and without cost to the Company;

(xviii) Contract entered into in the last three (3) years in connection with the settlement or other resolution of any Proceeding that has any continuing material obligations, liabilities or restrictions or involved payment of more than $10,000;

(xix) Contract providing for indemnification of any Person with respect to material liabilities relating to any current or former business of the Company, any of the Limited Company Subsidiaries or any predecessor Person other than indemnification obligations of the Company or any of the Limited Company Subsidiaries pursuant to the provisions of a Contract entered into by the Company or any of the Limited Company Subsidiaries in the ordinary course of business consistent with past practice or that would not reasonably be expected to have a Company Material Adverse Effect;

(xx) Contract containing (i) any provisions having the effect of providing that the consummation of the Merger, the Spin-Off or the other transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement or the Spin-Off Agreements will conflict with, result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, such Contract (if such Contract is material to the Company and the Limited Company Subsidiaries, taken as a whole), or give rise under such Contract to any right of, or result in, a termination, right of first refusal, amendment, revocation, cancellation or acceleration, or a loss of a benefit or the creation of any Lien upon any of the properties or assets of the Company, any of the Limited Company Subsidiaries, Parent or any of Parent’s Subsidiaries, or to any increased, guaranteed, accelerated or additional rights or entitlements of any person, except to the extent that such termination, amendment, revocation, cancellation, acceleration, loss, Lien or entitlements are not material to the Company and the Limited Company Subsidiaries, taken as a whole, or are required by Applicable Law, (ii) any restriction on the ability of any of the Company and the Limited Company Subsidiaries to assign all or any portion of its rights, interests or obligations thereunder (if such Contract is material to the Company and the Limited Company Subsidiaries, taken as a whole), unless such restriction expressly excludes any assignment to Parent and any of the Limited Company Subsidiaries that holds assets substantially equivalent to the assigning entity in connection with or following the consummation of the Merger and the other transactions contemplated by this Agreement or (iii) any standstill or similar provision purporting to limit the authority of any party to such agreement to acquire any Equity Interest in the Company or any other Person; or

(xxi) except for the Contracts disclosed above, each Contract required to be filed by the Company pursuant to Item 601 of Regulation S-K under the Securities Act, or that is otherwise material to the Company and the Limited Company Subsidiaries, taken as whole.

(b) Each Contract disclosed in Section 4.14(a)) of the Company Disclosure Schedule, required to be disclosed pursuant to this Section 4.14 or which would have been required to be so disclosed if it had existed on the date of this Agreement (each, a “Material Contract”) (unless it has terminated or expired (in each case according to its terms)) is in full force and effect and is a legal, valid and binding agreement of the Company or its Subsidiary, as the case may be, and, to the Knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the Knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity. Neither the Company nor any of its Subsidiaries has received any written notice to terminate, in whole or part, materially amend or not renew any executory obligation of a counterparty to a Material Contract that has not terminated or expired (in each case according to its terms) prior to the date of this Agreement (nor, to the Knowledge of the Company, has there been anything that a reasonable person would consider an indication that any such notice of termination will be served on or after the date of this Agreement on the Company by any counterparty to a Material Contract). None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms of any Material Contract, and, to the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder.

(c) Complete, correct and unredacted copies of each Material Contract, as amended and supplemented, have been made available by the Company to Parent, or otherwise made available as an exhibit to the Company SEC Documents, by the Company to Parent.

Section 4.15. Taxes.

(a) (i) All income, franchise and other material Company Returns required by Applicable Law to be filed with any Taxing Authority have been filed when due (taking into account extensions) in accordance with all Applicable Laws or, if filed late, were filed before the date hereof and sufficient amounts for interest penalties or other additions to Taxes were paid to the applicable Taxing Authority in connection with any such late filing, (ii) all Company Returns that have been filed were true and complete in all material respects, (iii) the Company and each of its Subsidiaries have paid (or have had paid on their behalf) all material Taxes due and owing (whether or not shown on any Tax Return), (iv) all Taxes that the Company or any of its Subsidiaries is or was required to withhold or collect in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person have been duly withheld or collected and have been timely paid, to the extent required, to the proper Taxing Authority, and (v) since the Company Balance Sheet Date, other than with respect to the Spin-Off, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and past practice;

(b) (i) The federal and material state income and franchise Company Returns through the taxable year ended December 31, 2009 have been examined and closed or are Company Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired; and (ii) neither the Company nor any of its Subsidiaries has granted any currently effective extension or waiver of the statute of limitations period applicable to any federal or material state income or franchise Company Return, which period (after giving effect to such extension or waiver) has not yet expired;

(c) (i) No deficiencies for Taxes with respect to the Company or any of its Subsidiaries have been claimed, proposed or assessed in each case in writing by any Taxing Authority, except for deficiencies that have been paid or otherwise resolved, (ii) there is no claim, audit, action, suit, proceeding or investigation pending or threatened in each case in writing against or with respect to the Company or any of its Subsidiaries in respect of any material Tax or material Tax Asset; and (iii) no claim has been made in writing by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file income or franchise Tax Returns that it is or may be subject to taxation by that jurisdiction;

(d) There are no Liens for Taxes on any assets of the Company or any of its Subsidiaries, other than Permitted Liens;

(e) During the three-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code;

(f) Neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4;

(g) (i) Neither the Company nor any of its Subsidiaries is or has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any group that has filed a combined, consolidated or unitary Tax Return (in each case other than the group of which the Company is or was the common parent); and (ii) neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise;

(h) There are no Tax sharing agreements or similar arrangements (including Tax indemnity arrangements) with respect to or involving the Company or any of its Subsidiaries;

(i) Neither the Company nor any of its Subsidiaries will be required to include any item of income, or exclude any item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) closing agreement (as described in Section 7121 of the Code or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amounts received on or prior to the Closing Date, (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law), or (vi) election under Section 108(i) of the Code.

(j) The unpaid Taxes of the Company and its Subsidiaries (i) did not, as of the Company Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Balance Sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns (excluding Taxes resulting from the Spin-Off and reserves with respect thereto).

(k) Since January 1, 2009, neither the Company nor any of its Subsidiaries has received any private letter ruling from the Internal Revenue Service (or any comparable ruling from any other taxing authority).

(l) On the Distribution Date, the Company will have Company Net Operating Losses in excess of $14,000,000. The Company has provided to Parent correct and complete copies of all written analyses prepared by, for or on behalf of the Company in respect of (i) the application of Section 382 of the Code to the net operating loss carryforwards of the Company, (ii) the value attributed to the Spin-Off Subsidiary and (iii) the amount of gain resulting from the Spin-Off.

(m) “Company Return” means any Tax Return of, with respect to, or that includes the Company or any of its Subsidiaries;

(n) “Tax” means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount with respect thereto, whether disputed or not;

(o) “Taxing Authority” means any Governmental Authority responsible for the imposition of any Tax or any Governmental Authority charged with the collection of, or which is otherwise empowered to collect, such Tax;

(p) “Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes); and

(q) “Tax Return” means any report, return, document, declaration or other information filed or required to be filed with or supplied to a Taxing Authority, including information returns, any document with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

Section 4.16. Employee Benefit Plans.

(a) Section 4.16 of the Company Disclosure Schedule contains a correct and complete list identifying each Company Employee Plan. “Company Employee Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, individual consulting, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) (each, an “Employee Plan”) which is maintained, administered or contributed to by the Company or any ERISA Affiliate of the Company and covers any current or former employee, consultant or director of the Company or any of its Subsidiaries. Copies of each such Company Employee Plan (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto have been furnished or made available to Parent together with (i) the most recent annual report, tax return and Internal Revenue Service Form 5500, if any, prepared in connection with such Company Employee Plan, (ii) the most recent Internal Revenue Service determination or opinion letter (if applicable) relating to such Company Employee Plan, and (iii) the most recent summary plan description (or other description provided to employees) and all modifications thereto relating to such Company Employee Plan.

(b) Neither the Company nor any ERISA Affiliate of the Company nor any predecessor thereof sponsors, maintains or contributes or is obligated to contribute to, or has in the past sponsored, maintained or contributed or has been obligated to contribute to, any Employee Plan subject to Title IV of ERISA, any non-U.S. defined benefit plan, any multiemployer plan within the meaning of Section 4001(a)(3) or 3(37) of ERISA, or any plan maintained by more than one employer as described in Section 413(c) of the Code.

(c) Each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter and its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination or opinion letter should be revoked or not be issued. Each Company Employee Plan has been operated and maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan. To the Knowledge of the Company, no events have occurred with respect to any Company Employee Plan that could result in a material payment or assessment by or against the Company of any excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(d) To the Knowledge of the Company, no Company Employee Plan is under audit or is subject of an investigation by the Internal Revenue Service, the U.S. Department of Labor, the SEC, the PBGC or any other Governmental Entity.

(e) Except as set forth on Section 4.16(e) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) (i) entitle any current or former employee, director or independent contractor of the Company or any of its Subsidiaries to severance pay or benefits; (ii) accelerate the time of payment or vesting of any compensation or Company Compensation Award, except to the extent provided in Section 2.06; (iii) trigger any funding (through a grantor trust or otherwise) of compensation or benefits under any Company Employee Plan; or (iv) trigger any payment, increase the amount payable or trigger any other material obligation pursuant to any Company Employee Plan.

(f) There is no Company Employee Plan or other contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 280G or 162(m) of the Code.

(g) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees or directors of the Company or its Subsidiaries except as required to comply with Section 4980B of the Code or any similar state law provision.

(h) There is no material action, suit, investigation, audit or proceeding pending against or involving or, to the Knowledge of the Company, threatened against or involving any Employee Plan before any arbitrator or any Governmental Authority.

(i) Each Company Employee Plan which is in any part a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has, at all times, been operated, administered and maintained in operational and documentary compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder; in all cases so that the additional tax described in Section 409A(a)(1)(B) of the Code will not be assessed against the individuals participating in any such non-qualified deferred compensation plan with respect to benefits due or accruing thereunder. Each Company Stock Option is exempt from the additional tax and interest described in Section 409A(a)(1)(B) of the Code and the per share exercise price of each Company Stock Option is no less than the fair market value of the underlying Company Common Stock on the date of grant of such Company Stock Option (and as of each later modification thereof within the meaning of Section 409A of the Code) determined in a manner consistent with Section 409A of the Code. Each Company Stock Option characterized by the Company as an “incentive stock option” within the meaning of Section 422 of the Code complies with all of the applicable requirements of Section 422 of the Code.

(j) Each International Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including any special provisions relating to qualified plans where such International Plan was intended so to qualify) and has been maintained in good standing with applicable regulatory authorities. There has been no material amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any International Plan that would increase materially the expense of maintaining such International Plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof. According to the actuarial assumptions and valuations most recently used for the purpose of funding each International Plan (or, if the same has no assumptions and valuations or is unfunded, according to actuarial assumptions and valuations in use by the PBGC on the date hereof), as of the Effective Time, the total amount or value of the funds available under such International Plan to pay benefits accrued thereunder or segregated in respect of such accrued benefits, together with any reserve or accrual with respect thereto, exceeds the present value of all benefits (actual or contingent) accrued as of such date of all participants and past participants therein in respect of which Parent, the Company or any of their Subsidiaries has or would have after the Effective Time any obligation. From and after the Effective Time, Parent and its Affiliates will get the full benefit of any such funds, accruals or reserves.

(k) To the Knowledge of the Company, there does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a material liability of the Company or any of its Subsidiaries following the Effective Time.

(l) Each Company Employee Plan may be amended, terminated, or otherwise modified by the Company to the greatest extent permitted by Applicable Law, including the elimination of any and all future benefit accruals thereunder and no employee communications or provision of any Company Employee Plan has failed to effectively reserve the right of the Company or the ERISA Affiliate to so amend, terminate or otherwise modify such Company Employee Plan. As of the date hereof, neither the Company nor any of its ERISA Affiliates has announced its intention to modify or terminate any Company Employee Plan or adopt any arrangement or program which, once established, would come within the definition of a Company Employee Plan.

Section 4.17. Labor and Employment Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to, bound by or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or understanding with a labor union or organization. None of the employees of the Company or any of its Subsidiaries is represented by any union with respect to his or her employment by the Company or such Subsidiary. There is no (i) material unfair labor practice, material labor dispute (other than routine individual grievances) or material labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to their businesses, (ii) activity or proceeding by a labor union or representative thereof to the Knowledge of the Company to organize any employees of the Company or any of its Subsidiaries, or (iii) lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees, and during the last three (3) years there has not been any such action.

(b) Since January 1, 2008, (i) there has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment and Retraining Notification Act of 1998 (the “WARN Act”) in respect of the Company or any of its Subsidiaries and (ii) neither the Company nor any of its Subsidiaries has been affected by any transactions or engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local, or foreign law or regulation which is similar to the WARN Act.

(c) The Company is in compliance in all material respects with all Applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act.

Section 4.18. Insurance Policies. Section 4.18 of the Company Disclosure Schedule lists all material insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers or directors of the Company and its Subsidiaries (collectively, the “Insurance Policies”) and the coverage limitations and deductibles applicable to each such policy. All of the Insurance Policies or renewals thereof are in full force and effect. There is no material claim by the Company or any of its Subsidiaries pending under any of such policies or bonds as to which the Company has been notified that coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid when due, and the Company and its Subsidiaries are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). To the Knowledge of the Company, there is no threatened termination of, or material premium increase (other than with respect to customary annual premium increases) with respect to, any Insurance Policy. Section 4.18 of the Company Disclosure Schedule identifies each material insurance claim made by the Company or any of its Subsidiaries between the Company Balance Sheet Date and the date of this Agreement. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for any material insurance claim not listed on Section 4.18 of the Company Disclosure Schedule.

Section 4.19. Environmental Matters.

(a) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, no notice, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Proceeding is pending and, to the Knowledge of the Company, is threatened by any Governmental Authority or other Person relating to or arising out of any failure of the Company or any of its Subsidiaries to comply with any Environmental Law.

(b) The Company and its Subsidiaries are and have been in compliance in all material respects with all Environmental Laws and all Environmental Permits of the Company.

(c) To the Knowledge of the Company, there has been no release by the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries would reasonably be expected to be liable by Contract or by operation of Law, of any Hazardous Substance at, under, from or to any facility or real property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries.

(d) There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and, to the Knowledge of the Company, there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such liability or obligation.

(e) For purposes of this Section 4.19, the terms “Company” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.

Section 4.20. Intellectual Property and Information Technology.

(a) Section 4.20(a) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of all Company Products.

(b) The Company and its Subsidiaries own or otherwise hold all rights in all Company IP necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted or as currently proposed to be conducted (the “Necessary IP”), free and clear of any Liens, other than Permitted Liens. The consummation of the transactions contemplated by this Agreement will not (i) alter, restrict, encumber, impair or extinguish any rights in any Necessary IP, or (ii) result in the creation of any Lien with respect to any of the Company IP, other than Permitted Liens.

(c) In the five (5) years immediately prior to the date of this Agreement, there have been, and there are currently, no legal disputes or claims pending or, to the Knowledge of the Company, threatened (i) alleging infringement, misappropriation or any other violation of any Intellectual Property rights of any Person by the Company or any of its Subsidiaries or by any Company Products, or (ii) challenging the scope, ownership, validity, or enforceability of any Company IP owned by the Company or any of its Subsidiaries or of the Company and its Subsidiaries’ rights under the Company IP. None of the Company or its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property rights of any Person.

(d) (i) No Person, other than the Company and its Subsidiaries, possesses any current or contingent rights to license, sell or otherwise distribute the Company Products or other products or services utilizing Company IP that is owned by the Company or any of its Subsidiaries, and (ii) there are no restrictions binding on the Company or any Subsidiary respecting the disclosure, use, license, transfer or other disposition of any Company IP or Company Products.

(e) Section 4.20(e)(i) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of all Company Registered IP. The Company and its Subsidiaries have taken all actions reasonably necessary to maintain and protect the Company Registered IP, including payment of applicable maintenance fees, filing of applicable statements of use, timely response to office actions and disclosure of any required information, and all assignments (and licenses where required) of the Registered IP have been duly recorded with the appropriate governmental authorities. Section 4.20(e)(ii) of the Company Disclosure Schedule includes a true and complete list as of the date of this Agreement of all material actions that must be taken within one hundred eighty (180) days of the date hereof with respect to any of the Company Registered IP. The Company and each of its Subsidiaries have complied with all applicable notice and marking requirements for the Company Registered IP. None of the Company Registered IP has been adjudged invalid or unenforceable in whole or part and, to the Knowledge of the Company, none of the Company Registered IP is invalid or unenforceable.

(f) The Company and its Subsidiaries have taken reasonable steps to protect their rights in the Company IP and to protect any confidential information provided to them by any other Person under obligation of confidentiality. Without limitation of the foregoing, the Company and its Subsidiaries have not made any of their trade secrets or other confidential or proprietary information that they intended to maintain as confidential (including source code with respect to Company Products) available to any other Person except pursuant to written agreements requiring such Person to maintain the confidentiality of such information or materials.

(g) The Company and its Subsidiaries have obtained from all parties (including Employees and current or former consultants and subcontractors) who have created any portion of, or otherwise who would have any rights in or to, any Company IP, valid and enforceable written assignments of any such work, invention, improvement or other rights to the Company and its Subsidiaries and have delivered true and complete copies of such assignments to Parent. No Employee, consultant or former consultant of the Company or any of its Subsidiaries has ever excluded any Intellectual Property from any written assignment executed by any such Person in connection with work performed for or on behalf of the Company or any of its Subsidiaries. All amounts payable by the Company or any of its Subsidiaries to consultants and former consultants have been paid in full.

(h) Section 4.20(h) of the Company Disclosure Schedule contains a complete and accurate list of (i) all third-party Intellectual Property (other than Third Party Software) sold with, incorporated into, distributed in connection with or used in the development of any Company Product (including any Company Product currently under development) and (ii) all other third-party Intellectual Property (other than Third Party Software) used or held for use for any purpose by the Company or any of its Subsidiaries that is material to the business of the Company and its Subsidiaries taken as a whole.

(i) Section 4.20(i) of the Company Disclosure Schedule contains a complete and accurate list of all Third Party Software, except shrinkwrap licenses for commercial off the shelf software having a payment obligation of less than $10,000 per year, setting forth for each such item (i) the name and version of such item, (ii) the name of the owner and/or licensor of such item, (iii) all licenses and other agreements pursuant to which the Company or any of its Subsidiaries holds rights to such item, (iv) the Company Product(s), including version numbers, to which such item relates, if any, (v) whether such item is used internally by or on behalf of the Company or any of its Subsidiaries, (vi) whether such item is distributed by or on behalf of the Company or any of its Subsidiaries (whether on a standalone basis or as an embedded or bundled component) and, if so, whether such item is distributed in source, binary or other form, (vii)

whether such item is hosted, offered as a service or made available in a service bureau or in any similar manner by or on behalf of the Company or any of its Subsidiaries (whether on a standalone basis or as an embedded or bundled component), (viii) whether the license permits the Company or any of its Subsidiaries to host, offer as a service or make available in a service bureau or in any similar manner such item (whether on a standalone basis or as an embedded or bundled component), (ix) whether such item has been modified by or on behalf of the Company or any of its Subsidiaries, (x) whether such item is used by or on behalf of the Company or any of its Subsidiaries to generate code or other material, and if so, a description (consistent with the disclosure requirements under clauses (v) through (ix) above) of the use, modification, hosting and/or distribution of such generated code or other material; (xi) a summary of anticipated future payments in respect of such item, including license fees, renewal fees, maintenance fees, support fees and royalties; (xii) whether such item is used, held for use or required (or generates code or other material that is used, held for use or required) to satisfy any obligation under any Support Agreement; and (xiii) any rights by a third party to audit or review any financial, license or royalty information, if any, with respect thereto, any past exercise of those rights, and any notice received of intent to conduct any such audit. For purposes of this Section 4.20(i), Company Product includes any Company Product under development. Except as set forth on Section 4.20(i) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has incorporated, or has plans to incorporate, into any Company Product or otherwise accessed, used, modified or distributed any Third Party Software (including, but not limited to, any Third Party Software taken subject to the terms of a license recognized as an “open source license” by the Open Source Initiative), in whole or in part, in a manner that may (A) require any Company IP to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form and/or for the purpose of making derivative works, for any reason, (B) grant, or require the Company or any of its Subsidiaries to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company IP, or (C) limit in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of any Company IP. All information set forth on Section 4.20(i) of the Company Disclosure Schedule is true and complete.

(j) The Company Products do not contain any computer code designed to disrupt, disable, harm, distort or otherwise impede in any manner the legitimate operation of such software by or for the Company or its authorized users, or any other associated software, firmware, hardware, computer system or network (including without limitation what are sometimes referred to as “viruses,” “worms,” “time bombs” and/or “back doors”).

(k) Neither the Company nor any of its Subsidiaries has (i) transferred ownership of, or granted any exclusive license with respect to, any Company IP owned or purported to be owned by the Company or any of its Subsidiaries to any other Person or (ii) granted any customer the right to use any Company Product or portion thereof on anything other than a non-exclusive basis or for anything other than such customer’s internal business purposes.

(l) Except as set forth on Section 4.20(l) of the Company Disclosure Schedule, none of the Company’s or any of its Subsidiaries’ agreements (including any agreement for the performance of professional services by or on the behalf of the Company or any of its Subsidiaries) confers upon any Person other than the Company any ownership right, exclusive license or other exclusive right with respect to any Intellectual Property developed or delivered in connection with such agreement.

(m) Except as set forth in Section 4.20(m) of the Company Disclosure Schedule, no funding, facilities or personnel of any educational institution or Governmental Entity were used, directly or indirectly, to develop or create, in whole or in part, any Company IP owned or purported to be owned by the Company or any Subsidiary, including any portion of a Company Product. Neither the Company nor any Subsidiary is or has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could compel the Company or such Subsidiary to grant or offer to any third party any license or right to such Company IP. Section 4.20(m) of the Company Disclosure Schedule sets forth a complete and accurate list of (i) any and all grants and similar funding received by the Company or any of its Subsidiaries (including their respective predecessors), including the name of the granting authority and the status and material terms thereof and (ii) any standards bodies or similar organizations of which the Company or any of its Subsidiaries (or any of their predecessors) has ever been a member, promoter or contributor.

(n) The IT Assets operate and perform in all material respects in a manner that permits the Company and each of its Subsidiaries to conduct their respective businesses as currently conducted and, to the Knowledge of the Company, no person has gained unauthorized access to any IT Asset. The Company and each of its Subsidiaries has implemented reasonable backup and disaster recovery technology processes.

(o) The representations and warranties in this Section 4.20 do not relate to, refer to or include any Company Products, Intellectual Property, IT Assets or Third Party Software, for each of the foregoing solely to the extent that those items are exclusively assets of the Bolt Business or the Pageflex Business and do not relate to any other business of the Company or the Limited Company Subsidiaries.

Section 4.21. Properties.

(a) (i) The Company and each of the Limited Company Subsidiaries has good title to, or in the case of leased property and leased tangible assets, valid leasehold interests in, all of its material real properties and material tangible assets and (ii) all such assets and real properties, other than assets and real properties in which the Company or any of the Limited Company Subsidiaries has leasehold interests, are free and clear of all Liens, except for Permitted Liens.

(b) Section 4.21(b) of the Company Disclosure Schedule sets forth a complete and correct list of all real property and interests in real property currently owned by the Company or any of the Limited Company Subsidiaries (each, an “Owned Real Property”). Section 4.21(b) of the Company Disclosure Schedule sets forth (i) a true and complete list of all real property leased, subleased or otherwise occupied by the Company or any of the Limited Company Subsidiaries in respect of which the Company or any of the Limited Company Subsidiaries has annual rental obligations of $10,000 or more (each, a “Leased Real Property”), (ii) the address for each Leased Real Property, (iii) current rent amounts payable by the Company or the Limited Company Subsidiaries related to such Leased Real Property and (iv) a description of the applicable lease, sublease or other agreement therefore and any and all amendments, modifications, side letters relating thereto. All of the leases, subleases and other agreements (each, a “Lease Agreement”) of the Leased Real Property are valid, binding and in full force and effect without penalty, acceleration, termination, repurchase right or other adverse consequence on account of the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby or the Spin-Off Agreements. No Lease Agreement is subject to any Lien other than Permitted Liens, including any mortgage, pledge, lien, encumbrance, sublease, assignment, license or other agreement granting to any third party any interest in such Lease Agreement or any right to the use or occupancy of any Leased Real Property. The Company and each of the Limited Company Subsidiaries has performed all material obligations required to be performed by it to date under each Lease Agreement, and there are no outstanding defaults or circumstances which, upon the giving of notice or passage of time or both, would constitute a default or breach by any party under any Lease Agreement.

(c) With respect to each Leased Real Property, neither the Company nor any of the Limited Company Subsidiaries has subleased, licensed or otherwise granted anyone a right to use or occupy such Leased Real Property or any portion thereof. The Company and each of the Limited Company Subsidiaries enjoy peaceful and undisturbed possession of the Owned Real Property and the Leased Real Property.

Section 4.22. Interested Party Transactions. (i) Neither the Company nor any of its Subsidiaries is a party to any transaction or agreement with any Affiliate, stockholder that beneficially owns 5% or more of the Company Common Stock, or director or Executive Officer of the Company or, to the Knowledge of the Company, any Affiliate of any such owner, Executive Officer or director, and (ii) no event has occurred since January 1, 2008 that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 4.23. Compliance with the U.S. Foreign Corrupt Practices Act and Other Applicable Anti-Corruption Laws.

(a) Since January 1, 2009, the Company and its Subsidiaries have complied in all material respects with the U.S. Foreign Corrupt Practices Act of 1977 and other applicable anti-corruption laws.

(b) Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, agent, employee or representative of the Company or any of its Subsidiaries at the direction of or on behalf of the Company or any of its Subsidiaries corruptly or otherwise illegally offered or gave anything of value to: (i) any official, employee or representative of a Governmental Authority, any political party or official thereof, or any candidate for political office; or (ii) any other Person, in any such case while knowing, or having reason to know, that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any official, employee or representative of a Governmental Authority, any political party or official thereof, or candidate for political office for the purpose of the following: (x) influencing any action or decision of such Person, in his or her official capacity, including a decision to fail to perform his or her official function; (y) inducing such Person to use his or her influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority to assist in obtaining or retaining business or to secure an improper business advantage; or (z) where such payment would constitute a bribe, kickback or illegal or improper payment to assist the Company or any of its Subsidiaries in obtaining or retaining business for, or with, or directing business to, any Person or in securing any improper advantage.

(c) There have been no false or fictitious entries made in the books or records of the Company or any of its Subsidiaries relating to any illegal payment or secret or unrecorded fund and neither the Company nor any of its Subsidiaries has established or maintained a secret or unrecorded fund.

Section 4.24. Customers, Suppliers.

(a) Between the Balance Sheet Date and the date of this Agreement, there has not been (i) any material adverse change in the business relationship of the Company or its Subsidiaries with any Major Customer, or (ii) any change in any material term (including credit terms) of the sales agreements or related arrangements with any Major Customer. During the three (3) years preceding the date hereof, neither the Company nor any of its Subsidiaries has received any written customer complaint concerning its products and services, nor has it had any such products returned by a purchaser thereof, other than complaints seeking repair or replacement made in the ordinary course of business that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) Between the Balance Sheet Date and the date of this Agreement, there has not been (i) any material adverse change in the business relationship of the Company or its Subsidiaries with any Major Supplier, or (ii) any change in any material term (including credit terms) of the supply agreements or related arrangements with any Major Supplier.

Section 4.25. Finders’ Fees. Except for Rothschild, a copy of whose engagement agreement (and all indemnification and other agreements related to such engagement) has been made available to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries, or any of their respective officers or directors in their capacity as officers or directors, who might be entitled to any banking, broker’s, finder’s or similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement.

Section 4.26. Opinion of Financial Advisor. The Company Board has received from the Company’s financial advisor, Rothschild, an opinion, dated as of the date of this Agreement, to the effect that, as of such date and based upon and subject to the matters and limitations set forth therein, the Merger Consideration to be received in the Merger by the holders of Company Common Stock is fair, from a financial point of view, to such holders. A signed copy of such opinion has been delivered to Parent as of the date hereof for information purposes only.

Section 4.27. Antitakeover Statute; Rights Plan. The Company and the Company Board has taken all action necessary to exempt the Merger, this Agreement, the Voting Agreements and the other transactions contemplated hereby or thereby from the restrictions on business combinations and voting requirements contained in Section 203 of Delaware Law. No other

“control share acquisition,” “fair price,” “moratorium” or other antitakeover Applicable Law applies to the Merger, this Agreement, the Voting Agreements or any of the other transactions contemplated hereby or thereby. The Company has no rights plan, “poison-pill” or other comparable agreement or arrangement designed to have the effect of delaying, deferring or discouraging any Person from acquiring control of the Company.

Section 4.28. No Other Representations or Warranties. Except for the representations and warranties contained in this Article 4, each of Parent and Merger Subsidiary acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or any information provided to Parent or Merger Subsidiary with respect to the Company or any of its Subsidiaries, in each case, in connection with the transactions contemplated hereby.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company that:

Section 5.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as now conducted. Since the date of its incorporation, Merger Subsidiary (including any transferee or assignee of Merger Subsidiary pursuant to Section 9.05(b) prior to the Closing) has not engaged in any activities other than in connection with or as contemplated by this Agreement.

Section 5.02. Corporate Authorization. Each of Parent and Merger Subsidiary has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against each such Person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity.

Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the Foreign Competition Laws, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other U.S. state or federal securities laws, and (iv) any actions or filings the absence of which would not reasonably be expected to prevent, materially delay or materially impair Parent’s ability to consummate the Merger and the other transactions contemplated by this Agreement.

Section 5.04. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (with or without notice or lapse of time, or both) (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or the certificate of incorporation and bylaws of Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or Order, or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of any Contract to which Parent, Merger Subsidiary or any other Subsidiary of Parent is a party, or by which they or any of their respective properties or assets may be bound or affected, with such exceptions, in the case of each of clauses (ii) and (iii) above, as would not reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement.

Section 5.05. Disclosure Documents. None of the information provided by Parent specifically for inclusion in the Proxy Statement or any amendment or supplement thereto, at the time the Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time of the Stockholder Meeting, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 5.06. Litigation. As of the date hereof, there is no Proceeding pending against or, to the knowledge of Parent, threatened against or affecting, Parent or any of its Subsidiaries that would reasonably be expected to prevent, materially delay or materially impair Parent’s or Merger Subsidiary’s ability to consummate the transactions contemplated by this Agreement. Neither Parent nor any of its Subsidiaries is subject to any Order that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair Parent’s or Merger Subsidiary’s ability to consummate the transactions contemplated by this Agreement.

Section 5.07. Financing. Parent and Merger Subsidiary will have on the Closing Date sufficient funds available to them in cash or under existing credit lines to finance the payment of the Merger Consideration as contemplated by this Agreement and to otherwise perform their obligations hereunder.

Section 5.08. Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or Merger Subsidiary or any of their Subsidiaries or any of their respective officers or directors in their capacity as officers or directors, who might be entitled to any banking, broker’s, finder’s or similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement.

Section 5.09. Ownership of Company Common Stock. Except as contemplated by this Agreement or the Voting Agreements, (i) neither Parent nor Merger Subsidiary beneficially owns (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) or will prior to the Effective Time beneficially own, any shares of Company Common Stock, and (ii) neither Parent nor Merger Subsidiary is a party, or will prior to the Closing Date become a party, to any Contract, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Company Common Stock.

Section 5.10. No Other Representations or Warranties. Except for the representations and warranties contained in this Article 5, the Company acknowledges that neither Parent or Merger Subsidiary nor any other Person on behalf of Parent or Merger Subsidiary makes any other express or implied representation or warranty with respect to Parent or Merger Subsidiary or any of their Subsidiaries or any information provided to the Company with respect to Parent or Merger Subsidiary or any of their Subsidiaries, in each case, in connection with the transactions contemplated hereby.

ARTICLE 6

COVENANTS

Section 6.01. Conduct of the Company. Except (i) as expressly permitted or contemplated by this Agreement or the Spin-Off Agreements (including matters relating to the consummation of the Spin-Off), (ii) as set forth on Section 6.01 of the Company Disclosure Schedule, (iii) as required by Applicable Law or (iv) to the extent that Parent shall otherwise consent in writing, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course, consistent with past practice, and use its commercially reasonable efforts to (a) preserve intact its Intellectual Property, business organization and material assets, (b) keep available the services of its directors, officers and employees, (c) maintain in effect all of its Governmental Authorizations and (d) maintain satisfactory relationships with customers, lenders, suppliers, licensors, licensees, distributors and others having business relationships with the Company, provided, that, notwithstanding the foregoing, the provisions of this Section 6.01 shall not apply to the Spin-Off Subsidiary, any Subsidiary of the Spin-Off Subsidiary, the Pageflex Business or the Bolt Business to the extent that any actions or omissions specified in this Section 6.01 are required in order for the Company to comply with its obligations under the Spin-Off Agreements. Without limiting the generality of the foregoing, except (A) as expressly permitted or contemplated by this Agreement or the Spin-Off Agreements (including matters relating to the consummation of the Spin-Off), (B) as set forth on Section 6.01 of the Company Disclosure Schedule, or (C) as required by Applicable Law, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall not, nor shall it permit any of its Subsidiaries to, do any of the following without the prior written consent of Parent:

(a) amend the Company’s certificate of incorporation, bylaws or other comparable charter or organizational documents of the Company’s Subsidiaries (whether by merger, consolidation or otherwise);

(b) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement (other than the Voting Agreements) with respect to the voting of, any capital stock of the Company or any of its Subsidiaries, other than dividends and distributions by a direct or indirect wholly-owned Subsidiary of the Company to its parent (except distributions resulting from the vesting or exercise of Company Compensatory Awards), (ii) split, combine or reclassify any capital stock of the Company or any of its Subsidiaries, (iii) except as otherwise provided in Section 6.01(c) below, issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock of the Company or any of its Subsidiaries, (iv) purchase, redeem or otherwise acquire any Company Securities or Company Subsidiary Securities, except for acquisitions of Company Common Stock by the Company in satisfaction by holders of Company Compensatory Awards of the applicable exercise price and/or withholding taxes, or (v) take any action that would result in any amendment, modification or change of any term of any Indebtedness of the Company or any of its Subsidiaries;

(c) (i) issue, deliver, sell, grant, pledge, transfer, subject to any Lien or otherwise encumber or dispose of any Company Securities or Company Subsidiary Securities, other than the issuance of (x) Company Stock Options and Company Restricted Stock Awards covering an aggregate of up to 90,500 shares of Company Common Stock in accordance with the terms of the applicable Company Stock Plan and form of grant agreement, each in the form previously made available to Parent, and (y) shares of Company Common Stock upon the exercise of Company Stock Options that are outstanding on the date of this Agreement (in accordance with the applicable equity award’s terms as in effect on the date of this Agreement) or upon the exercise of Company Stock Options that are issued subsequent to the date of this Agreement to the extent expressly permitted herein (in accordance with the applicable equity award’s terms as in effect on the date of grant), or (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(d) adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, each with respect to the Company or any of its Subsidiaries;

(e) make any capital expenditures or incur any obligations or liabilities in respect thereof in excess of $50,000 in the aggregate in any fiscal quarter;

(f) acquire (i) any business, assets or capital stock of any Person or division thereof, whether in whole or in part (and whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise), or (ii) any other material assets (other than assets acquired in the ordinary course of business consistent with past practice);

(g) sell, lease, license, pledge, transfer, subject to any Lien or otherwise dispose of any of its Intellectual Property, material assets or material properties except (i) pursuant to existing Contracts or commitments, (ii) sales of inventory or used equipment in the ordinary course of business consistent with past practice, (iii) Permitted Liens or (iv) pursuant to and in accordance with the Spin-Off Agreements;

(h) except as required by Applicable Law or agreements, plans or arrangements existing on the date hereof and set forth in Section 6.01(h) of the Company Disclosure Schedule, (i) hire any new employee to whom a written offer of employment has not previously been offered and accepted prior to the date of this Agreement or, after the date of this Agreement, extend any new offers of employment with the Company or any of its Subsidiaries to any individual, (ii) grant to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries any (A) increase in compensation, (B) bonus or (C) benefits in addition to those pursuant to arrangements in effect on the date hereof, (iii) grant to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries any severance or termination pay or benefits or any increase in severance, change of control or termination pay or benefits, (iv) establish, adopt, enter into or amend any Company Employee Plan or collective bargaining agreement, in each case except as required by Applicable Law, (v) take any action to amend or waive any performance or vesting criteria or accelerate any rights or benefits or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Employee Plan except to the extent required pursuant to the terms thereof, this Agreement or Applicable Law, or (vi) make any Person a beneficiary of any retention or severance plan, agreement or other arrangement under which such Person is not as of the date of this Agreement a beneficiary which would entitle such Person to vesting, acceleration or any other right as a consequence of consummation of the transactions contemplated by this Agreement and/or termination of employment;

(i) (A) write-down any of its material assets, including any capitalized inventory or Company IP, or (B) make any change in any method of financial accounting principles, method or practices, in each case except for any such change required by GAAP or Applicable Law, including Regulation S-X under the Exchange Act (in each case following consultation with the Company’s independent auditor);

(j) (A) repurchase, prepay or incur any Indebtedness, including by way of a guarantee or an issuance or sale of debt securities, or issue or sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement or similar condition of another person or enter into any arrangement having the economic effect of any of the foregoing (other than (i) in connection with the financing of ordinary course trade payables consistent with past practice or (ii) accounts payable in the ordinary course of business consistent with past practice), or (B) make any loans, advances or capital contributions to, or investments in, any other Person (other than (i) to the Company or any of its Subsidiaries or (ii) accounts receivable and extensions of credit in the ordinary course of business, and advances in expenses to employees, in each case in the ordinary course of business consistent with past practice);

(k) agree to any exclusivity, non-competition, most favored nation, or similar provision or covenant restricting the Company or any of its Subsidiaries from competing in any line of business or with any Person or in any area or engaging in any activity or business (including with respect to the development, manufacture, marketing or distribution of their respective products or services), or pursuant to which any benefit or right would be required to be given or lost as a result of so competing or engaging, or which would have any such effect on Parent or any of its Subsidiaries after the consummation of the Merger or the Closing Date;

(l) enter into any Contract, or relinquish, terminate or modify any Contract (including any of the Spin-Off Agreements) or other right, in any individual case with an annual value in excess of $10,000 or with a value over the life of the Contract in excess of $25,000, other than (i) entering into software license agreements where the Company or any of its Subsidiaries is the licensor in the ordinary course of business consistent with past practice, (ii) entering into service or maintenance contracts in the ordinary course of business consistent with past practice pursuant to which the Company or any of its Subsidiaries is providing services to customers, (iii) entering into non-exclusive distribution, marketing, reselling or consulting agreements in the ordinary course of business consistent with past practice that provide for distribution of a Company Product by a third party, or (iv) entering into non-exclusive OEM agreements in the ordinary course of business consistent with past practice that are terminable without penalty within twelve months; notwithstanding anything in this Agreement to the contrary, in no event shall the Company or any of its Subsidiaries engage in methods of distribution of Company Products that have not been engaged in by the Company in the ordinary course of business consistent with past practice;

(m) (i) make or change any material Tax election, (ii) change any method of Tax accounting, (iii) file any amended Tax Return with respect to any material Tax or file any claim for Tax refunds, (iv) enter into any settlement or compromise of any material Tax liability, (v) enter into any closing agreement relating to any material Tax, or (vi) surrender any right to claim a material Tax refund;

(n) (i) institute, pay, discharge, compromise, settle or satisfy (or agree to do any of the preceding with respect to) any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), in excess of $10,000 in any individual case, other than (x) as required by their terms as in effect on the date of this Agreement, (y) claims, liabilities or obligations reserved against on the Company Balance Sheet (for amounts not in excess of such reserves), or (z) incurred since the date of such financial statements in the ordinary course of business consistent with past practice, provided that, in the case of each of (x), (y) or (z), the payment, discharge, settlement or satisfaction of such claim, liability or obligation does not include any material obligation (other than the payment of money) to be performed by the Company or any of its Subsidiaries following the Closing Date, (ii) waive, relinquish, release, grant, transfer or assign any right with a value of more than $10,000 in any individual case except in the ordinary course of business consistent with past practice, or (iii) waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar Contract to which the Company or any of its Subsidiaries is a party;

(o) engage in (i) any trade loading practices or any other promotional sales or discount activity with any customers or distributors with any intent of accelerating to prior fiscal quarters (including the current fiscal quarter) sales to the trade or otherwise that would otherwise be expected (based on past practice) to occur in subsequent fiscal quarters, (ii) any practice which would have the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) collections of receivables that would otherwise be expected (based on past practice) to be made in subsequent fiscal quarters, (iii) any practice which would have the effect of postponing to subsequent fiscal quarters payments by the Company or any of its Subsidiaries that would otherwise be expected (based on past practice) to be made in prior fiscal quarters (including the current fiscal quarter) or (iv) any other promotional sales or discount activity, in each case in clauses (i) through (iv) in a manner outside the ordinary course of business consistent with past practices; or

(p) authorize, commit or agree to take any of the foregoing actions.

Section 6.02. Stockholder Meeting; Board Recommendation; Proxy Materials; Spin-Off.

(a) The Company shall establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholder Meeting”) as promptly as reasonably practicable after the date hereof or the date the SEC indicates that it has no further comments on the Proxy Statement, for the purpose of voting on the matters requiring Stockholder Approval; provided, that (i) if the Company is unable to obtain a quorum of its stockholders at such time, the Company may adjourn or postpone the date of the Stockholder Meeting by no more than five (5) Business Days and the Company shall use its reasonable best efforts during such five (5) Business Day period to obtain such a quorum as soon as practicable, and (ii) the Company may delay, adjourn or postpone the Stockholder Meeting to the extent (and only to the extent) the Company reasonably determines that such delay, adjournment or postponement is required to comply with any comments made by the SEC with respect to the Proxy Statement. Unless the Company Board shall have effected an Adverse Recommendation Change in accordance with Section 6.03, the Company Board shall make the Board Recommendation and use its reasonable best efforts to obtain the Stockholder Approval, and the Company shall otherwise comply with all Applicable Laws applicable to the Stockholder Meeting. Without limiting the generality of the foregoing, unless this Agreement is terminated in accordance with Section 8.01, the Company shall establish a record date for, call, give notice of, convene and hold the Stockholder Meeting and the matters constituting the Stockholder Approval shall be submitted to the Company’s stockholders at the Stockholder Meeting whether or not (A) an Adverse Recommendation Change shall have occurred or (B) any Acquisition Proposal or Superior Proposal shall have been publicly proposed or announced or otherwise submitted to the Company or any of its Representatives. Unless this Agreement is terminated in accordance with Section 8.01, the Company agrees that it shall not submit to the vote of the stockholders of the Company any Acquisition Proposal (whether or not a Superior Proposal) prior to the vote of the Company’s stockholders with respect to the Merger at the Stockholder Meeting. The notice of such Stockholder Meeting shall state that a resolution to approve and adopt this Agreement and the Merger will be considered at the Stockholder Meeting, and no other matters shall be considered or voted upon at the Stockholder Meeting without Parent’s prior written consent.

(b) Except to the extent expressly permitted by Section 6.03(d): (i) the Company Board shall unanimously recommend that the Company’s stockholders vote in favor of the adoption and approval of this Agreement and approval of the Merger (the “Board Recommendation”) at the Stockholder Meeting, and (ii) the Proxy Statement shall include the Board Recommendation.

(c) As promptly as practicable after the date hereof, the Company shall prepare and file with the SEC the Proxy Statement (but in no event later than thirty (30) calendar days after the date of this Agreement) and as soon as practicable thereafter use its reasonable best efforts to mail to its stockholders the Proxy Statement (but in no event later than five (5) Business Days following clearance of the Proxy Statement by the SEC) and all other proxy materials for the

Stockholder Meeting, and if necessary in order to comply with Applicable Law, after the Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, re-solicit proxies. Parent and Merger Subsidiary shall cooperate with the Company in connection with the preparation and filing of the Proxy Statement and the resolution of any comments thereto from the SEC, including furnishing the Company upon request all information as the Company may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement and any supplement or amendment thereto. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement before such document (or any amendment or supplement thereto) is filed with the SEC, and the Company shall include in such document any comments reasonably proposed by Parent and its counsel. The Company shall (i) as promptly as practicable after receipt thereof, provide Parent and its counsel with copies of any written comments, and advise Parent and its counsel of any oral comments, with respect to the Proxy Statement (or any amendment or supplement thereto) received from the SEC or its staff, (ii) provide Parent and its counsel a reasonable opportunity to review the Company’s proposed response to such comments, (iii) include in the Company’s written response to such comments any comments reasonably proposed by Parent and its counsel, and (iv) provide Parent and its counsel a reasonable opportunity to participate in any discussions or meetings with the SEC.

(d) Unless Parent otherwise consents in writing, the Company shall execute the Spin-Off Agreements in the form and substance delivered to Parent on or before the date of this Agreement, shall consummate the Spin-Off in accordance with the terms of the Spin-Off Agreements as so delivered to Parent, and shall use its reasonable best efforts to complete the Spin-Off as promptly as practicable.

Section 6.03. No Solicitation.

(a) From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their Representatives to, and the Company shall instruct, and cause each applicable Subsidiary, if any, to instruct, each such Representative not to, directly or indirectly, solicit, initiate or knowingly facilitate or knowingly encourage the submission of any Acquisition Proposal or the making of any inquiry, offer or proposal that could reasonably be expected to lead to any Acquisition Proposal, or, subject to Section 6.03(b), (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to or otherwise cooperate in any way, or knowingly assist, participate in, knowingly facilitate or knowingly encourage any effort by, any Third Party that is seeking to make, or has made, any Acquisition Proposal, (ii) (A) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries or (B) approve any transaction under, or any Third Party becoming an “interested stockholder” under, Section 203 of Delaware Law, (iii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Acquisition Proposal or enter into any agreement or agreement in principle requiring the

Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder (an “Acquisition Agreement”), or (iv) resolve, propose or agree to do any of the foregoing. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by any Subsidiary of the Company or Representatives of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 6.03 by the Company. The Company shall, and shall cause its Subsidiaries and its and their respective Representatives to cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such Third Party (or its agents or advisors) in possession of non-public information in respect of the Company or any of its Subsidiaries that was furnished by or on behalf of the Company and its Subsidiaries to return or destroy (and confirm destruction of) all such information.

(b) Notwithstanding the foregoing provisions of Section 6.03(a), prior to the Stockholder Approval, the Company Board, directly or indirectly through any Representative, may (i) engage in negotiations or discussions with any Third Party that has made (and not withdrawn) a bona fide unsolicited Acquisition Proposal in writing after the date of this Agreement, that did not result from or arise out of a breach of this Section 6.03, and that the Company Board believes in good faith, after consultation with its outside legal counsel and financial advisor of nationally recognized reputation, constitutes or would reasonably be expected to result in a Superior Proposal, and (ii) thereafter furnish to such Third Party non-public information relating to the Company or any of its Subsidiaries pursuant to an executed confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement (including with regard to any standstill provisions thereof) and containing additional provisions that expressly permit the Company to comply with the terms of this Section 6.03 (a copy of which confidentiality agreement shall be promptly and in any event with 24 hours provided for informational purposes only to Parent), but in each case under the preceding clauses (i) and (ii), only if the Company Board determines in good faith, after consultation with outside legal counsel to the Company Board, that the failure to take such action would be a breach of its fiduciary duties under Applicable Law.

(c) The Company Board shall not take any of the actions referred to in clauses (i) or (ii) of Section 6.03(b), unless the Company shall have notified Parent in writing at least two (2) Business Days before taking such action that it intends to take such action. The Company shall notify Parent promptly (but in no event later than 24 hours) after it obtains knowledge of the receipt by the Company (or any of its Representatives) of any Acquisition Proposal, any inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal, or any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party. In such notice, the Company shall identify the Third Party making, and the material terms and conditions of, any such Acquisition Proposal, indication, offer, proposal or request. The Company shall keep Parent reasonably informed, on a prompt basis, of the status and material terms of any such Acquisition Proposal, indication or request, including any material amendments or proposed amendments as to price and other material terms thereof. The Company shall provide Parent with at least 48 hours prior notice of any meeting of the Company Board at which the Company Board is reasonably expected to consider any

Acquisition Proposal. The Company shall promptly provide Parent with any non-public information concerning the Company’s business, present or future performance, financial condition or results of operations, provided to any Third Party that was not previously provided to Parent.

(d) Neither the Company Board nor any committee thereof shall (i) fail to make, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify, in a manner adverse to Parent or Merger Subsidiary, the Board Recommendation, (ii) approve, endorse, adopt or recommend, or publicly propose to approve, endorse, adopt or recommend, any Acquisition Proposal or Superior Proposal, (iii) fail to recommend against acceptance of any tender offer or exchange offer for the Company Common Stock within ten (10) Business Days after the commencement of such offer, (iv) make any public statement inconsistent with the Board Recommendation or (v) resolve or agree to take any of the foregoing actions (any of the foregoing, an “Adverse Recommendation Change”). Notwithstanding anything in this Agreement to the contrary, at any time prior to the Stockholder Approval, the Company Board, following receipt of and on account of an Acquisition Proposal that the Company Board is prepared to determine constitutes a Superior Proposal, may make an Adverse Recommendation Change and shall, in connection therewith, terminate this Agreement pursuant to Section 8.01(d)(i), but only if the Company Board determines in good faith, after consultation with outside legal counsel to the Company Board, that the failure to take such action would be a breach of its fiduciary duties under Applicable Law; provided, however, that the Company Board shall not take such action unless (i) the Company provides Parent, in writing, with at least five (5) Business Days prior notice (the “Notice Period”) of its intention to take such action with respect to a Superior Proposal, (ii) the Company attaches to such notice the most current version of the proposed agreement or a detailed summary of all material terms of any such Superior Proposal (which version or summary shall be updated on a reasonably prompt basis if the material terms of such Superior Proposal change in any respect) and the identity of the Third Party making the Superior Proposal, (iii) the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal, if Parent, in its discretion, proposes to make such adjustments; it being agreed that in the event that, after commencement of the Notice Period, there is any material revision to the terms of such Superior Proposal, including any revision in price, the Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remain in the Notice Period subsequent to the time the Company notifies Parent of any such material revision (it being understood that there may be multiple extensions); and (iv) Parent does not make, within the Notice Period, an offer that is determined by the Company Board in good faith, after consulting with its outside counsel and financial advisor of nationally recognized reputation, to be at least as favorable to the stockholders of the Company as such Superior Proposal.

(e) Nothing contained in this Section 6.03 shall prevent the Company Board from complying with Rule 14d-9 and Rule 14e-2(a) under the Exchange Act with regard to an Acquisition Proposal; provided that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a Adverse Recommendation Change unless the

Company Board expressly publicly reaffirms its Board Recommendation (x) in such communication or (y) within two (2) Business Days after requested to do so by Parent.

Section 6.04. Access to Information. From the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, the Company shall, upon reasonable notice, (i) give to Parent and its Representatives reasonable access to the offices, properties, books, records, Contracts, Governmental Authorizations, documents, directors, officers and employees of the Company and its Subsidiaries, (ii) furnish to Parent and its Representatives such financial, Tax and operating data and other information as such Persons may reasonably request (including the work papers of PricewaterhouseCoopers LLP upon receipt of any required consent from PricewaterhouseCoopers LLP), and (iii) instruct its Representatives to cooperate with Parent and its Representatives in its investigation; provided, however, that (A) the Company may restrict the foregoing access to the extent that any Applicable Law requires the Company to restrict or prohibit access to any such properties or information, or (B) Parent and Merger Subsidiary and their respective Representatives shall not have access to such information the disclosure of which would, based on the advice of legal counsel, result in the loss of attorney-client privilege with respect to such information. Any investigation pursuant to this Section 6.04 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. All information obtained pursuant to this Section 6.04 shall continue to be governed by the Confidentiality Agreement.

Section 6.05. Notice of Certain Events.

(a) In connection with the continuing operation of the business of the Company and its Subsidiaries between the date of this Agreement and the Effective Time, subject to Applicable Law, the executive officers of the Company shall consult in good faith on a regular basis with Parent to report material (individually or in the aggregate) operational developments, the status of relationships with customers, resellers, partners, suppliers, licensors, licensees, distributors and others having material business relationships with the Company, the status of ongoing operations and other matters reasonably requested by Parent pursuant to procedures reasonably requested by Parent; provided that no such consultation shall affect the representations, warranties, covenants, agreements or obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

(b) From the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall promptly notify Parent of:

(i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(iii) any Proceeding commenced or, to the Knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 4.12, 4.13, 4.15, or 4.16, as the case may be, or that relates to the consummation of the transactions contemplated by this Agreement or any Proceeding involving stockholder litigation or claims against the Company, any of its Subsidiaries or their respective officers, directors or employees relating to this Agreement, the Merger, the Spin-Off or the transactions contemplated hereby;

(iv) any notice or other communication from any Major Customer or Major Supplier that such Major Customer or Major Supplier is terminating its relationship with the Company or any of its Subsidiaries as a result of the transactions contemplated by this Agreement; and

(v) any inaccuracy of any representation or warranty or breach of covenant or agreement contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the conditions set forth in Section 7.02 not to be satisfied.

Except as permitted by Section 6.01(n), no settlement in connection with any Proceeding referred to in clause (iii) above shall be agreed to without Parent’s prior written consent.

Section 6.06. Employee Benefits Matters. In connection with the Spin-Off, but in any event prior to the Effective Time, the Company shall assign to the Spin-Off Subsidiary, without recourse, and the Spin-Off Subsidiary shall assume, all of the Company’s rights and obligations as sponsor of each of the Company Employee Plans set forth in Section 6.06 of the Company Disclosure Schedule, and each such Company Employee Plan shall be amended to provide that, effective as of the Effective Time, no employee or former employee of the Company (except for an employee whose employment is transferred to the Spin-Off Subsidiary or one of its Subsidiaries in connection with the Spin-Off), and no dependent or beneficiary of any such employee (collectively, the “Surviving Corporation Employees”), shall have any rights with respect to any such Company Employee Plan, except for the rights of a terminated employee, or as otherwise provided in this Section 6.06 or in Section 6.07. After the Effective Time, Parent or the Surviving Corporation shall provide the Surviving Corporation Employees with employee benefits that are substantially comparable in the aggregate to those employee benefits provided to similarly situated employees of Parent or the Surviving Corporation (as applicable). The Surviving Corporation or Parent shall provide that all Surviving Corporation Employees shall receive credit in all employee benefit plans sponsored by Parent in which they are eligible to participate (including any 401(k) plan) for their service with the Company for all purposes of eligibility for and vesting of benefits, but not for purposes of benefit accrual. For purposes of the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, it is agreed that a group health plan sponsored by Parent, or a member of its controlled group, shall be responsible for providing continuation coverage for all M&A qualified beneficiaries, as defined by Treas. Reg. §54.4980B-9, with respect to the Merger, except for employees of the Spin-Off Subsidiary, or its Subsidiaries, immediately following the Spin-Off. The Spin-Off Subsidiary and the Company may enter into a separate agreement consistent with the provisions of this Section 6.06 and Section 6.07, providing in more detail for the matters described herein. Nothing herein or in Section 6.07, expressed or implied shall confer upon any employee any rights or remedies, including any right to employment, or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement.

Section 6.07. 401(k) Plans. Immediately following transfer of the sponsorship of the Bitstream Investment Plan and Trust (the “Company 401(k) Plan”) to the Spin-Off Subsidiary as provided in Section 6.06, the Company 401(k) Plan shall be amended to provide that, effective as of the Effective Time, all Surviving Corporation Employees who participated in the Company 401(k) Plan shall be fully vested in their accounts, shall be treated as having incurred a termination of employment, and shall be entitled to receive a distribution of their account balance in a lump sum. Each Surviving Corporation Employee may elect to roll over his distribution from the Company 401(k) Plan to a defined contribution plan sponsored by Parent or a member of its controlled group in a direct rollover in accordance with Code Section 401(a)(31), and to the extent any such Surviving Corporation Employee has an outstanding loan from the Company 401(k) Plan, the distribution to such Surviving Corporation Employee shall include the promissory note evidencing such loan, and such promissory note may be included in such direct rollover.

Section 6.08. State Takeover Laws. If any “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Applicable Law becomes or is deemed to be applicable to the Company, Parent, Merger Subsidiary, the Merger, the Voting Agreements or any other transaction contemplated by this Agreement, then each of the Company, Parent, Merger Subsidiary, and their respective Board of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Applicable Law inapplicable to the foregoing.

Section 6.09. Obligations of Merger Subsidiary. Parent shall cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 6.10. Voting of Shares. Parent shall vote any shares of Company Common Stock beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Stockholder Meeting, and will vote or cause to be voted the shares of Merger Subsidiary held by it or any of its Subsidiaries, as the case may be, in favor of adoption of this Agreement.

Section 6.11. Director and Officer Liability.

(a) Prior to the Effective Time, Parent shall purchase an officer’s and director’s liability insurance tail policy, which policy shall provide each Person currently covered by the Company’s directors’ and officers’ liability insurance policy with coverage for an aggregate period of six (6) years with at least the same coverage and amounts and containing terms and conditions that are not materially less advantageous in the aggregate to the directors and officers of the Company and the Limited Company Subsidiaries with respect to claims arising from facts or events that occurred at or before the Effective Time, including, in respect of the transactions contemplated by this Agreement and the Spin-Off Agreements; provided, however, that Parent shall not be obligated to make an aggregate premium payment for such insurance to the extent such aggregate premium exceeds 200% of the annual premium paid as of the date hereof by the

Company for such insurance (such 200% amount, the “Base Premium”); and provided further that, if the aggregate premium for such insurance shall exceed the Base Premium, then Parent shall provide or cause to be provided a policy for the applicable individuals with the best coverage as shall then be available at an aggregate premium equal to the Base Premium. The Surviving Corporation shall maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder.

(b) From and after the Effective Time through the sixth anniversary of the Effective Time, the Surviving Corporation will, and Parent will cause the Surviving Corporation and its Subsidiaries to, fulfill and honor in all respects the obligations of the Company and the Limited Company Subsidiaries pursuant to: (i) each indemnification agreement in effect between the Company or any of the Limited Company Subsidiaries, on the one hand, and any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of the Limited Company Subsidiaries, on the other hand (the “Indemnified Parties”); and (ii) any indemnification provision, advancement of expenses provision and any exculpation provision set forth in the certificate of incorporation or bylaws of the Company or any of the Limited Company Subsidiaries as in effect on the date of this Agreement; provided that such obligations shall be subject to any limitation imposed from time to time under Applicable Law.

(c) The obligations of Parent and the Surviving Corporation under this Section 6.11 shall survive the consummation of the Merger and shall not be terminated or modified thereafter in such a manner as to adversely affect any Person to whom this Section 6.11 applies without the consent of such affected Person (it being expressly agreed that the Persons to whom this Section 6.11 applies shall be third party beneficiaries of this Section 6.11, each of whom may enforce the provisions of this Section 6.11).

(d) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.11.

Section 6.12. Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, the Company, Parent and Merger Subsidiary shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under Applicable Law or otherwise to consummate the transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authorities, (ii) the delivery of required notices to, and the obtaining of required consents or waivers from, third parties, and (iii)

the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement.

(b) In furtherance and not in limitation of the undertakings pursuant to this Section 6.12, each of Parent, Merger Subsidiary and the Company shall (i) provide or cause to be provided as promptly as practicable to Governmental Authorities with regulatory jurisdiction over enforcement of any Antitrust Laws (each such Governmental Authority, a “Governmental Antitrust Authority”) information and documents requested by any Governmental Antitrust Authority or necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, including preparing and filing any notification and report form and related material required under any Antitrust Laws as promptly as practicable following the date of this Agreement (but in no event more than fifteen (15) Business Days from the date hereof except by mutual consent confirmed in writing) and thereafter to respond as promptly as practicable to any request for additional information or documentary material and any additional consents and filings under any Antitrust Laws; and (ii) use their reasonable best efforts to take such actions as are necessary or advisable to obtain prompt approval of consummation of the transactions contemplated by this Agreement by any Governmental Authority.

(c) Notwithstanding anything to the contrary herein, nothing in this Agreement shall require Parent or any of its Subsidiaries to, nor shall the Company or any of its Subsidiaries without the prior written consent of Parent agree or proffer to, divest, hold separate, or enter into any license or similar agreement with respect to, or agree to restrict the ownership or operation of, or agree to conduct or operate in a specified manner, any portion of the business or assets of Parent, the Company or any of their respective Subsidiaries. Notwithstanding anything to the contrary herein, in no event shall Parent or any of its Subsidiaries be obligated to litigate or participate in the litigation of any Proceeding, whether judicial or administrative, brought by any Governmental Authority or appeal any Order (i) challenging or seeking to make illegal, delay materially or otherwise directly or indirectly restrain or prohibit the consummation of the Merger or the other transactions contemplated by this Agreement or seeking to obtain from Parent or any of its Subsidiaries any damages in connection therewith, or (ii) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by the Company, Parent or any of their respective Affiliates of all or any portion of the business, assets or any product of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries or to require any such Person to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or enter into a consent decree or hold separate all or any portion of the business, assets or any product of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, in each case as a result of or in connection with the Merger or any of the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company shall give Parent the opportunity to participate in the defense of any Proceeding against the Company and/or its directors relating to the transactions contemplated by this Agreement and will obtain the prior written consent of Parent prior to settling or satisfying any such Proceeding.

(d) Subject to Applicable Law relating to the exchange of information, the Company and Parent and their respective counsel shall (i) have the right to review in advance, and to the extent practicable each shall consult the other on, any filing made with, or written materials to be submitted to, any Governmental Authority in connection with the transactions contemplated by this Agreement, (ii) promptly inform each other of any communication (or other correspondence or memoranda) received from, or given to, any Governmental Antitrust Authority and (iii) promptly furnish each other with copies of all correspondence, filings and written communications between them or their Subsidiaries or Affiliates, on the one hand, and any Governmental Authority or its respective staff, on the other hand, with respect to the transactions contemplated by this Agreement. The Company and Parent shall, to the extent practicable, provide the other party and its counsel with advance notice of and the opportunity to participate in any discussion, telephone call or meeting with any Governmental Authority in respect of any filing, investigation or other inquiry in connection with the transactions contemplated by this Agreement and to participate in the preparation for such discussion, telephone call or meeting. Neither Parent nor the Company shall commit to or agree with any Governmental Authority to stay, toll or extend any applicable waiting period under applicable Foreign Competition Laws, without the prior written consent of the other. The Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.12 as “Antitrust Counsel Only Material”. Notwithstanding anything to the contrary in this Section 6.12, materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of the Company and its Subsidiaries.

(e) Each of Parent and Merger Subsidiary agrees that, between the date of this Agreement and the Closing Date, each of Parent and Merger Subsidiary shall not, and shall ensure that none of its Subsidiaries or other Affiliates shall, take any action or propose, announce an intention or agree, in writing or otherwise, to take any action that would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated hereby.

Section 6.13. Certain Filings. The Company and Parent shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such reasonable actions or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and seeking to timely obtain any such actions, consents, approvals or waivers.

Section 6.14. Public Announcements. Parent and the Company shall consult with each other before issuing any press release or making any other public statement, or scheduling a press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such other public statement without the consent of the other party, which shall not be unreasonably withheld or delayed, except as such release or announcement may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association upon which the securities of the Company or Parent, as applicable, are listed, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time (taking into account the circumstances) to comment on, such release or announcement in advance of such issuance, and the party will consider such comments in good faith.

Section 6.15. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 6.16. Confidentiality. Parent and the Company hereby acknowledge and agree to continue to be bound by the Confidentiality Agreement dated as of March 18, 2011 by and between Parent and the Company (the “Confidentiality Agreement”).

Section 6.17. Section 16 Matters. Prior to the Effective Time, the Company may approve, in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and in accordance with the Interpretative Letter dated January 12, 1999 issued by the SEC relating to Rule 16b-3, any dispositions of equity securities of the Company (including derivative securities with respect to equity securities of the Company) resulting from the transactions contemplated by this Agreement by each officer or director of the Company who is subject to Section 16 of the Exchange Act with respect to equity securities of the Company.

Section 6.18. Certain Consents.

(a) Prior to the Effective Time, the Company shall obtain any and all agreements, amendments, waivers, consents or other documents necessary, in Parent’s sole discretion, in order to (i) amend, modify, assign or terminate the Lease, such that neither the Company nor any Limited Company Subsidiary is a party thereto, and (ii) permanently release and discharge the Company and each Limited Company Subsidiary from any and all liabilities, obligations or other Liens whatsoever, arising out of or relating to the Lease (collective, the “Lease Consent”). For the avoidance of doubt, any and all expenses, liabilities or other obligations arising out of or relating to the Lease and the matters contemplated by this Section 6.18(a) shall be included in the calculation of total liabilities for the purposes of the determination of Net Asset Value and shall, notwithstanding anything herein to the contrary, serve to reduce the Merger Consideration on a dollar for dollar basis.

(b) The Company shall keep Parent reasonably informed, on a prompt basis, of the status and terms of any negotiations or discussions relating to, and any agreement, amendment, assignment, waiver, consent, Contract or other document to be executed in connection with, the Lease Consent and the Lease. The Company shall cooperate in good faith with Parent in connection with all matters relating to, and arising out of, the Lease Consent and the Lease.

Section 6.19. Tax Matters.

(a) As promptly as practicable following the Distribution Date, but in no event earlier than the close of business on the first complete trading day that the shares of the Spin-Off Subsidiary are traded on any stock exchange or quotation system (including over-the-counter trading), the Company shall prepare in good faith and deliver to Parent the Company’s calculation of the Spin-Off Taxes as of such date (the “Company’s Tax Calculations”). The Company shall permit Parent and its Representatives at all reasonable times and upon reasonable notice to review the Company’s working papers relating to the Company’s Tax Calculation, as well as all of the Company’s accounting books and records relating to such calculation, and the Company shall make reasonably available its Representatives responsible for the preparation of such calculations in order to respond to the reasonable inquiries of Parent. Within three (3) Business Days after Parent’s receipt of the Company’s Tax Calculations (unless earlier waived in writing by Parent), Parent may object, in good faith, to such calculations by giving written notice to the Company setting forth the basis for Parent’s dispute regarding some or all of such calculations (the “Parent’s Tax Objection”). If Parent does not object to all or any portion of the Company’s Tax Calculations within such three-Business Day period (or earlier waives such objection right in writing), then Parent shall be deemed to have conclusively agreed with and shall be bound by the Company’s Tax Calculations.

(b) If Parent sends the Parent’s Tax Objection on a timely basis, then Parent and the Company shall confer in good faith in an attempt to resolve the differences. If, after three (3) Business Days, Parent and the Company cannot agree, then the Firm shall review the Company’s Tax Calculations and the Parent’s Tax Objection (as well as any other information requested by the Firm) and make a final written determination of the Spin-Off Taxes, which determination shall be conclusive and binding on Parent and the Company. Notwithstanding the foregoing, in no event shall the Firm determine that the Spin-Off Taxes are more than the amount set forth in the Parent’s Tax Objection or less than the Spin-Off Taxes set forth in the Company’s Tax Calculations. The determination of the Spin-Off Taxes by the Firm shall be made as promptly as possible but not later than five (5) Business Days after the Firm’s engagement (unless otherwise agreed to by the Firm, Parent and the Company). The Firm shall act as an expert and not an arbiter. The fees and expenses of the Firm will be equitably allocated by the Firm based on the relative accuracy of the parties’ positions relative to the final determination of the Spin-Off Taxes by the Firm. For the avoidance of doubt, the determination of the Spin-Off Taxes in accordance with this Section 6.19 shall not affect, modify, amend or change in any way (i) the calculation of the Spin-Off Taxes for purposes of determining Net Asset Value or the Merger Consideration pursuant to Section 2.03 or (ii) the obligations of the parties under the Tax Indemnity Agreement.

ARTICLE 7

CONDITIONS TO THE MERGER

Section 7.01. Conditions to the Obligations of Each Party. The obligation of each party hereto to consummate the Merger is subject to the satisfaction, at or prior to the Closing, of the following conditions:

(a) the Stockholder Approval shall have been obtained;

(b) no Governmental Authority having jurisdiction over any party hereto shall have issued any Order or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger and no

Applicable Law shall have been adopted that makes consummation of the Merger illegal or otherwise prohibited;

(c) the applicable waiting period (and any extension thereof, subject to Section 6.12(d)) applicable to the Merger under any Foreign Competition Law set forth in Section 7.01(c) of the Company Disclosure Schedule shall have expired or been terminated and any affirmative approval of a Governmental Authority required under any Foreign Competition Law set forth in Section 7.01(c) of the Company Disclosure Schedule shall have been obtained;

(d) the amount of the Merger Consideration shall be final and binding on Parent, Merger Subsidiary and the Company in accordance with Section 2.03 hereof; and

(e) the amount of the Spin-Off Taxes, determined in accordance with Section 6.19, (i) shall be final and binding on Parent, Merger Subsidiary and the Company, and (ii) shall not exceed the sum of (i) $1.0 million and (ii) the amount of any reduction in Net Asset Value for Spin-Off Taxes.

Section 7.02. Conditions to the Obligations of Parent and Merger Subsidiary. The obligation of Parent and Merger Subsidiary to consummate the Merger is subject to the satisfaction, at or prior to Closing, of the following conditions:

(a) (i) each of the Specified Company Representations shall be true and correct in all material respects when made and as of the Closing Date as if made at and as of such time (other than any Specified Company Representation that is made only as of a specified date, which need only to be true in all material respects as of such specified date), (ii) the Other Company Representations, disregarding any materiality or Company Material Adverse Effect qualifications contained therein, shall be true and correct when made and as of the Closing Date as if made at and as of such time (other than any Other Company Representations that are made only as of a specified date, which need only to be true as of such specified date); provided that the Other Company Representations as modified in clause (ii) shall be deemed true at any time unless the individual or aggregate impact of the failure to be so true of the Other Company Representations would have or reasonably be expected to have a Company Material Adverse Effect, and (iii) Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to the foregoing effect. Solely for the purposes of clause (i) above, if one or more inaccuracies in the representations and warranties set forth in Section 4.05 or Section 4.25 would cause the aggregate amount required to be paid by Parent or Merger Subsidiary to effectuate the Merger, indirectly acquire all of the outstanding Equity Interests in the Company Subsidiaries, consummate the transactions contemplated hereby (including without limitation the Merger) to be consummated on the Closing Date and pay all fees and expenses in connection therewith, whether pursuant to Article 2 or otherwise, to increase by $100,000 or more, such inaccuracy or inaccuracies will be considered material for purposes of clause (i) of this Section 7.02(a);

(b) the Company shall have performed in all material respects its obligations under the Agreement, and Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to the foregoing effect;

(c) Parent shall have received the Lease Consent, which shall not have been withdrawn or suspended;

(d) the Company shall have completed the Spin-Off;

(e) since the date of this Agreement there shall not have been any effect, change, event or occurrence that has had or would reasonably be expected to have a Company Material Adverse Effect; and

(f) (i) the Company shall have delivered a properly executed statement in a form reasonably acceptable to Parent that the Company Securities do not constitute “United States real property interests” under Section 897(c) of the Code for purposes of satisfying Parent’s obligations under Treasury Regulations Section 1.1445-2(c)(3), and (ii) simultaneously with delivery of the statement described in clause (i), a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2) in a form reasonably acceptable to Parent along with written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of the Company upon the Closing.

Section 7.03. Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction, at or prior to Closing, of the following conditions:

(a) The representations and warranties of Parent and Merger Subsidiary set forth in this Agreement shall be true and correct in all respects (disregarding any materiality qualifications contained therein) when made and as of the Closing Date as if made on and as of the Closing Date (other than any such representation and warranty that is made only as of a specified date, which need only to be true in all material respects as of such specified date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected, individually or in the aggregate, to materially delay or materially impair the ability of Parent or Merger Subsidiary to consummate the Merger, and the Company shall have received a certificate signed on behalf of Parent by a senior executive officer of Parent to the foregoing effect; and

(b) Parent and Merger Subsidiary shall have performed in all material respects their respective obligations under the Agreement, and the Company shall have received a certificate signed on behalf of Parent by a senior executive officer of Parent to the foregoing effect.

ARTICLE 8

TERMINATION

Section 8.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Merger has not been consummated on or before May 15, 2012 (subject to possible extension as provided below, the “End Date”), provided, that if the condition to the completion of the Merger set forth in Section 7.02(d) shall not have been satisfied by the End Date, but all other conditions set forth in Article 7 would be satisfied (or are capable of being satisfied or have been waived), other than the condition set forth in Section 7.01(d), if the Closing Date were to occur on such date, then Parent or the Company shall be entitled to extend the End Date to June 30, 2012; provided, further that if the condition to the completion of the Merger set forth in Section 7.01(c) shall not have been satisfied by the End Date (as it may be extended as set forth below), but all other conditions set forth in Article 7 would be satisfied (or are capable of being satisfied or have been waived) if the Closing Date were to occur on such date, then Parent shall be entitled to extend the End Date by a three (3) month period by written notice to the Company (the End Date may be so extended not more than twice at the election of Parent), it being understood that in no event shall the End Date be extended to a date that is later than the twelve (12) month anniversary of this Agreement; provided, further, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose material breach of any provision of this Agreement results in the failure of the Merger to be consummated by the End Date;

(ii) any Governmental Authority of competent jurisdiction shall have issued an order, decree, injunction or ruling or taken any other action permanently enjoining, permanently restraining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or other action shall have become final and nonappealable, or if there shall be adopted any Applicable Law that makes consummation of the Merger illegal or otherwise prohibited;

(iii) the Stockholder Approval has not been obtained by reason of the failure to obtain the required vote upon a final vote taken at the Stockholder Meeting (or any permitted adjournment or postponement thereof); or

(iv) the amount of the Spin-Off Taxes, determined in accordance with Section 6.19, is greater than the sum of (a) $1.0 million and (b) the amount of any reduction in Net Asset Value for Spin-Off Taxes;

(c) by Parent:

(i) if (A) the Company shall have failed to include the Board Recommendation in the Proxy Statement or shall have effected an Adverse Recommendation Change; (B) the Company Board shall have failed to publicly reaffirm its recommendation of this Agreement in the absence of a publicly announced Acquisition Proposal within five (5) Business Days after Parent so requests in writing; (C) the Company shall have entered into, or publicly announced its intention to enter into, an Acquisition Agreement (other than a confidentiality agreement contemplated by Section 6.03(b)); (D) the Company shall have breached in any material respect the provisions of Section 6.03, and such violation or breach has resulted in the receipt by the Company of an Acquisition Proposal; or (E) the Company Board shall have resolved to do any of the foregoing;

(ii) in the event (A) of a material breach of any covenant or agreement on the part of the Company set forth in this Agreement or (B) that any representation or warranty of the Company set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions to the Merger set forth in Section 7.02(a) or Section 7.02(b), respectively, would not be satisfied as of the time of such breach or as of the time such representation and warranty became inaccurate; provided, however, that notwithstanding the foregoing, in the event that such breach by the Company or such inaccuracies in the representations and warranties of the Company are curable by the Company through the exercise of commercially reasonable efforts prior to the End Date and within thirty (30) days, then Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.01(c)(ii) until the earlier to occur of (1) the expiration of a thirty (30) calendar day period after delivery of written notice from Parent to the Company of such breach or inaccuracy, as applicable, or (2) the ceasing by the Company to exercise commercially reasonable efforts to cure such breach or inaccuracy, provided that the Company continues to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.01(c)(ii) if such breach or inaccuracy by the Company is cured within such thirty (30) calendar day period); or

(iii) the Company has failed to effect the Spin-Off by the End Date; or

(d) by the Company:

(i) if prior to the Stockholder Approval, the Company Board authorizes the Company, in compliance with the terms of this Agreement, including Section 6.03(d), to enter into an Acquisition Agreement (other than a confidentiality agreement contemplated by Section 6.03(b)) in respect of a Superior Proposal with a Third Party; provided that the Company shall have paid any amounts due pursuant to Section 9.04 in accordance with the terms, and at the times, specified therein; and provided further that in the event of such termination, the Company substantially concurrently enters into such Acquisition Agreement; or

(ii) in the event (A) of a material breach of any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement or (B) that any of the representations and warranties of Parent and Merger Subsidiary set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions to the Merger set forth in Section 7.03(a) and Section 7.03(b), respectively, would not be satisfied as of the time of such breach or as of the time such representation and warranty became inaccurate; provided, however, that notwithstanding the foregoing, in the event that such breach by Parent or Merger Subsidiary or such inaccuracies in the representations and warranties of Parent or Merger Subsidiary are curable by Parent or Merger Subsidiary through the exercise of commercially reasonable efforts prior to the End Date and within thirty (30) days, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.01(d)(ii) until the earlier to occur of (1) the expiration of a thirty (30) calendar day period after delivery of written notice from the Company to Parent of such breach or inaccuracy, as applicable, or (2) Parent or Merger Subsidiary ceasing to exercise commercially reasonable efforts to cure such breach or inaccuracy, provided that Parent or Merger Subsidiary continues to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.01(d)(ii) if such breach or inaccuracy by Parent or Merger Subsidiary is cured within such thirty (30) calendar day period).

The party desiring to terminate this Agreement pursuant to this Section 8.01 (other than pursuant to Section 8.01(a)) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination.

Section 8.02. Effect of Termination. If this Agreement is validly terminated pursuant to Section 8.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to each other party hereto; provided that no such termination shall relieve any party hereto of any liability for damages resulting from any willful and material breach of this Agreement. The provisions of this Section 8.02 and Section 6.16 and Article 9 shall survive any termination hereof pursuant to Section 8.01.

ARTICLE 9

MISCELLANEOUS

Section 9.01. Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (ii) on the fifth Business Day after dispatch by registered or certified mail, (iii) on the next Business Day if transmitted by national overnight courier or (iv) on the date delivered if sent by email (provided confirmation of email receipt is obtained), in each case as follows:

if to Parent, to:

Monotype Imaging Holdings Inc.

500 Unicorn Park Drive

Woburn, Massachusetts

Attention: Chief Executive Officer

Facsimile No.: (781) 970-6001

with a copy to:

Goodwin Procter LLP

Exchange Place

53 State Street

Boston, MA 02109

Attention: John Mutkoski

James Matarese

Facsimile No.: (617) 523-1231

if to the Company, to:

Bitstream Inc.

500 Nickerson Road

Marlborough, Massachusetts 01752

Attention: Chief Executive Officer

Facsimile No.: (617) 868-0784

with a copy to:

Seyfarth Shaw LLP

World Trade Center East

Two Seaport Lane

Boston, MA 02210-2028

Attention: Gregory L. White

                  Blake Hornick

Facsimile No.: (617) 790-6730

Section 9.02. Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. This Section 9.02 does not limit any covenant of the parties to this Agreement, which by its terms, contemplates performance after the Effective Time.

Section 9.03. Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that without the further approval of the Company’s stockholders, no such amendment or waiver shall be made or given after the Stockholder Approval that requires the approval of the stockholders of the Company under Delaware Law unless the required further approval is obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 9.04. Expenses.

(a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided that the

Company and Parent shall share equally all filing fees payable pursuant to any Foreign Competition Law.

(b) If this Agreement is terminated pursuant to Section 8.01(c)(i), then the Company shall pay to Parent (by wire transfer of immediately available funds), within two (2) Business Days after such termination, a fee in an amount equal to $2,000,000 (the “Termination Fee”).

(c) If this Agreement is terminated pursuant to Section 8.01(d)(i), then the Company shall pay to Parent (by wire transfer of immediately available funds), at or prior to such termination, the Termination Fee.

(d) If this Agreement is validly terminated by Parent or the Company and, immediately prior to such termination, all conditions to the Merger set forth in Article 7 have been satisfied (or are capable of being satisfied or have been waived), other than the condition set forth in Section 7.01(e) or Section 7.02(d), then the Company shall pay to Parent (by wire transfer of immediately available funds), within two (2) Business Days after such termination, a fee in an amount equal to $1,000,000 (the “Spin-Off Failure Termination Fee”); provided that the amount of any payment to Parent pursuant to this Section 9.04(d) shall be credited against any obligation of the Company to pay the Termination Fee pursuant to Section 9.04(e).

(e) If this Agreement is terminated pursuant to Section 8.01(b)(i), Section 8.01(b)(iii), Section 8.01(c)(ii) or Section 8.01(c)(iii) and (i) prior to such termination (in the case of termination pursuant to Section 8.01(b)(i), Section 8.01(c)(ii) or Section 8.01(c)(iii)) or the Stockholder Meeting (in the case of termination pursuant to Section 8.01(b)(iii)), an Acquisition Proposal shall have been publicly announced and not publicly withdrawn, and (ii) within twelve (12) months following the date of such termination the Company shall have (A) entered into a definitive agreement with respect to, (B) recommended to its stockholders or (C) consummated, a transaction contemplated by such Acquisition Proposal, then the Company shall pay to Parent (by wire transfer of immediately available funds), within two (2) Business Days after entering into such definitive agreement, making such recommendation or consummating such transaction, the Termination Fee.

(f) In the event that this Agreement is terminated pursuant to Section 8.01(b)(iii), the Company shall as promptly as possible (but in any event within three (3) Business Days) following receipt of an invoice therefor pay all of Parent’s documented reasonable out-of-pocket fees and expenses (including reasonable legal and other third party advisors fees and expenses) actually incurred by Parent and Merger Subsidiary on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (the “Parent Expenses”) as directed by Parent in writing; provided that the amount of any payment of the Parent Expenses pursuant to this Section 9.04(f) shall be credited against any obligation of the Company to pay the Termination Fee pursuant to Section 9.04(e).

(g) The Company acknowledges that the agreements contained in this Section 9.04 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, Parent and Merger Subsidiary would not enter into this Agreement. Accordingly, if the Company fails to pay any amount due to Parent pursuant to this Section 9.04, when due, the Company shall pay the costs and expenses (including legal fees and expenses) in connection with any action taken to collect payment (including the prosecution of any lawsuit or other legal action), together with interest on the unpaid amount at the publicly announced prime rate of Citibank, N.A. in New York City from the date such amount was first payable to the date it is paid. The parties agree that if the Company is or becomes obligated to pay a Termination Fee, the Spin-Off Failure Termination Fee and/or Parent Expenses pursuant to Section 9.04(b), Section 9.04(c), Section 9.04(d) or Section 9.04(e), the right to receive such fees and/or the Parent Expenses shall be the sole and exclusive remedy of Parent and its Affiliates against the Company and any of its former, current or future directors, officers, stockholders, Affiliates, employees or agents (collectively, together with the Company, the “Company Parties”) for any loss or damage suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise in connection with this Agreement, and upon payment of such amounts, none of the Company Parties shall have any further liability or obligation arising out of or relating to this Agreement or the Merger and in no event shall Parent or its Affiliates seek, or be entitled to, any equitable remedies of any kind whatsoever, including specific performance.

Section 9.05. Binding Effect; No Third Party Beneficiaries; No Assignment.

(a) The provisions of this Agreement shall be binding upon and, except as provided in Section 6.11 (which shall be to the benefit of the parties referred to in such section), shall inure only to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 6.11, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto, and nothing in this Agreement, express or implied, is intended or shall be construed to create any third party beneficiaries.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement (whether by operation of law or otherwise) without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of their Affiliates at any time; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of any of its obligations hereunder. Any assignment in violation of the foregoing shall be null and void.

Section 9.06. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State.

Section 9.07. Jurisdiction. The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Court of Chancery of the State of Delaware in and for New Castle County, Delaware. Each Party hereby irrevocably submits to the exclusive jurisdiction of such court in respect of any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and hereby waives, and agrees not to assert, as a defense in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by such courts. Each party agrees that notice or the service of process in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be properly served or delivered if delivered in the manner contemplated by Section 9.01 or in any other manner permitted by law.

Section 9.08. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.09. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

Section 9.10. Entire Agreement. This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to their subject matter.

Section 9.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties agree to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 9.12. Specific Performance. Subject to Section 9.04(g), the parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and that in the event of any breach or threatened breach by Parent or Merger Subsidiary, on the one hand, or the Company, on the other hand, of any covenant or obligation of such party contained in this Agreement, the other party shall be entitled to seek, in addition to any monetary remedy or damages: (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach.

Section 9.13. Disclosure Schedules. Any reference in a particular section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties (or covenants, as applicable) of the Company that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) would be reasonably apparent from such item.

Section 9.14. Rules of Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BITSTREAM INC.

By:	/s/ James P. Dore
Name:	James P. Dore
Title:	Chief Financial Officer

MONOTYPE IMAGING HOLDINGS INC.

By:	/s/ Douglas J. Shaw
Name:	Douglas J. Shaw
Title:	President and Chief Executive Officer

BIRCH ACQUISITION CORPORATION

By:	/s/ Douglas J. Shaw
Name:	Douglas J. Shaw
Title:	President

[Signature page to Agreement and Plan of Merger]

Exhibit A

Form of Voting Agreements

[intentionally omitted, see Exhibit 10.1 to this filing]